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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

AMERICAN RAILCAR INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN RAILCAR INDUSTRIES
100 Clark Street, St. Charles Missouri 63301
www.americanrailcar.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 8, 2006

To Our Stockholders:

The Annual Meeting of Stockholders of American Railcar Industries, Inc. (the “Company,” “we,” “us,” “our”) will be held beginning at 1:00 p.m., local time, on June 8, 2006 at the Doubletree Guest Suites Times Square-New York City, 1568 Broadway, New York, New York 10036 for the following purposes:

1. To elect seven directors to serve for the ensuing year and until their successors are duly elected.

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on April 26, 2006 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders will be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, for a period of ten days prior to the meeting at the Company’s principal executive office, 100 Clark Street, St. Charles, Missouri 63301.

All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person, if they so desire.

A Proxy Statement, proxy card and a copy of the Annual Report of the Company for the last fiscal year accompany this Notice of Annual Meeting of Stockholders.

By order of the Board of Directors

/s/  Michael Obertop
Michael Obertop
Secretary

May 5, 2006
St. Charles, Missouri

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the Annual Meeting, please mark, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope. Even if you have given your proxy, the proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company a written revocation, by executing a proxy with a later date, or by attending and voting at the meeting.

PROXY STATEMENT 2006 ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL 1 — ELECTION OF DIRECTORS
Nominees
Board of Directors’ Meetings and Committees
Director Compensation
Report of the Audit Committee
Independent Registered Public Accounting Firm
Fees Billed by Independent Registered Public Accounting Firm
Audit Committee Policy on Pre-Approval of Services
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
TRANSACTIONS WITH CARL C. ICAHN AND ENTITIES AFFILIATED WITH CARL C. ICAHN
CERTAIN TRANSACTIONS WITH ACF INDUSTRIES LLC AND AMERICAN RAILCAR LEASING LLC
CERTAIN TRANSACTIONS WITH ACF INDUSTRIES LLC
CERTAIN TRANSACTIONS INVOLVING AMERICAN RAILCAR LEASING LLC
CERTAIN TRANSACTIONS INVOLVING OHIO CASTINGS
CERTAIN TRANSACTIONS WITH MR. ICAHN AND OTHER RELATED ENTITIES
CERTAIN TRANSACTIONS INVOLVING JAMES J. UNGER
PERFORMANCE GRAPH
OTHER MATTERS
Appendix A

AMERICAN RAILCAR INDUSTRIES

PROXY STATEMENT
2006 ANNUAL MEETING OF STOCKHOLDERS

June 8, 2006

General

The enclosed proxy is solicited on behalf of the Board of Directors of American Railcar Industries, Inc. (the “Company,” “we,” “us,” “our”) for use at the Annual Meeting of Stockholders to be held on June 8, 2006 (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Doubletree Guest Suites Times Square-New York City, 1568 Broadway, New York, New York 10036. This proxy statement, the accompanying Notice of Annual Meeting, the proxy card and the annual report to stockholders were first mailed or delivered on or about May 5, 2006.

Record Date, Stock Ownership and Voting

Only stockholders of record at the close of business on April 26, 2006 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of that date, there were outstanding and entitled to vote 21,207,773 shares of our common stock, par value $.01 per share (our “Common Stock”). Each stockholder is entitled to one vote for each share of Common Stock. Shares represented by the enclosed proxy, if properly executed and returned to the Company prior to the meeting, will be voted at the Annual Meeting and at any adjournment or postponement thereof in the manner specified, or, if not specified, in favor of the election of the seven nominees for Director. If any other matters shall properly come before the Meeting, the enclosed proxy will be voted by the proxies in accordance with their best judgment.

The presence, in person or by proxy, of the holders of record of a majority of the shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, a vote of a majority of the votes properly cast will adjourn the Meeting. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting.

The proxy card provides space for a stockholder to withhold voting for any or all nominees for the Board of Directors. The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company for the Annual Meeting. The inspector of elections will treat both abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on the matter) as shares of Common Stock that are present and entitled to vote for purposes of determining a quorum. Abstentions will have no effect on the outcome of the vote for the election of directors. Broker non-votes on any matter will be treated as shares not entitled to vote with respect to that matter and will have no effect on the proposal not voted.

Revocability of Proxies

The proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

Costs of Solicitation

All costs of this solicitation of proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

Our executive office is located at 100 Clark Street, St. Charles, Missouri 63301.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting seven directors are to be elected who shall hold office until the next Annual Meeting of Stockholders. The following persons, each of whom is currently a director of the Company, have been nominated by the Board of Directors for election as directors. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person. We have entered into an employment agreement with James J. Unger, our President and Chief Executive Officer, discussed below under “Executive Compensation — Employment Agreements.”

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of each of the seven nominees listed below. All nominees have consented to serve as directors if elected, but if any of them should decline or be unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until our next Annual Meeting of Stockholders or until a successor has been elected and qualified.

The Board of Directors unanimously recommends you vote FOR the election of each of the seven nominees to the Board of Directors set forth below.

Set forth below is certain biographical information regarding the nominees as of April 21, 2006.

			Director
Name	Age	Position	Since

Carl C. Icahn	70	Chairman of the Board	1994
James J. Unger	58	President, Chief Executive Officer and Director	1995
Vincent J. Intrieri*,**	49	Director	2005
Jon F. Weber	47	Director	2005
Keith Meister**	33	Director	2005
James C. Pontious***	67	Director	2006
James M. Laisure***	54	Director	2006

*	Chair of the Audit Committee

**	Member of the Compensation Committee

***	Member of the Audit Committee

Nominees

Carl C. Icahn.  Mr. Icahn has been our principal beneficial stockholder and has served as our chairman of the board and as a director since 1994. Mr. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since, February 2005, Mr. Icahn has served as a director of CCI Onshore Corp. and CCI Offshore Corp., private investment funds, and from September 2004 to February 2005, Mr. Icahn served as the sole member of their predecessors, CCI Onshore LLC and CCI Offshore LLC, respectively. Mr. Icahn was also chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. Since November 1990, Mr. Icahn has been chairman of the board of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership that invests in real estate and holds various other interests, including the interests in its subsidiaries that are engaged, among other things, in the oil and gas business, the casino entertainment business and the textile business. Mr. Icahn has been a director of Cadus Pharmaceutical Corporation, a firm that holds various biotechnology patents, since 1993. From October 1998 through May 2004, Mr. Icahn was the president and a director of Stratosphere Corporation, which operates the Stratosphere Hotel and Casino. Since September 29, 2000, Mr. Icahn has served as the chairman of the board of GB Holdings, Inc. Mr. Icahn has been chairman of the board and a director of XO Holdings, Inc. since February 2006 and was chairman of the board and a director of XO Communications, Inc. (XO Holdings’ predecessor) from January 2003 to February 2006. XO Holdings is a publicly traded telecommunications services provider controlled by Mr. Icahn. In May 2005, Mr. Icahn became a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment. Mr. Icahn received his B.A. from Princeton University.

James J. Unger.  Mr. Unger has served as our president, chief executive officer and director since March 1995. Prior to joining us, he served ACF as its president from 1988 to 1995, as its senior vice president and chief financial officer from 1984 to 1988 and on its board of directors from August 1993 to March 2005. After he joined us in 1995, Mr. Unger simultaneously continued to serve as the vice chairman of ACF until March 2005. ACF is controlled by Mr. Icahn. Mr. Unger has served as president of Ohio Castings, the joint venture in which we have a one-third interest, since June 2003. Mr. Unger has been on the board of directors of Aspen Resources Group, an oil and gas exploration company since May 2002. Mr. Unger participates in several industry organizations, including as an executive committee member and board member for the Railway Supply Institute, Inc., or “RSI”. He also is a board member of the American Railway Car Institute, a member of the project review committee for the RSI-AAR Railroad Tank Car Safety Research Test Project, a steering committee member of the RSI Committee on Tank Railcars, and a member of the National Freight and Transportation Association. Mr. Unger served as a member of the board of directors of Ranken Technical College from 1990 to 2002. Mr. Unger received a B.S. in accounting from the University of Missouri, Columbia and is a certified public accountant.

Vincent J. Intrieri.  Mr. Intrieri served as our senior vice president, treasurer and secretary from March 2005 to December 2005 and has served on our board of directors since August 2005. Mr. Intrieri is a senior managing director of Icahn Partners LP and Icahn Partners Master Fund LP, private investment funds controlled by Mr. Icahn. Since January 1, 2005, Mr. Intrieri has been senior managing director of Icahn Associates Corp. and High River Limited Partnership, which is primarily engaged in the business of holding and investing in securities. From March 2003 to December 2004, Mr. Intrieri served as a managing director and from 1998 to March 2003, he served as a portfolio manager of Icahn Associates Corp. and High River. Each of Icahn Associates Corp. and High River are under the control of Mr. Icahn. From 1995 to 1998, Mr. Intrieri served as portfolio manager for distressed investments with Elliott Associates L.P., a New York investment fund. Mr. Intrieri is chairman of the board of directors and a director of Viskase Companies, Inc., a publicly owned producer of cellulose and plastic casings used in preparing and packaging meat products, in which Mr. Icahn has an interest through the ownership of securities. In addition, Mr. Intrieri has been a director of XO Holdings, Inc. since February 2006 and was a director of XO Communications, Inc. (XO Holdings’ predecessor) from January 2003 to February 2006. XO Holdings is a publicly traded telecommunications services provider controlled by Mr. Icahn. Mr. Intrieri received a B.S. in Accounting from The Pennsylvania State University.

Jon F. Weber.  Mr. Weber has served on our board of directors since August 2005. Since April 2005, Mr. Weber has served as the president of American Property Investors, Inc., which is the general partner of American Real Estate Partners, L.P., a public limited partnership controlled by Mr. Icahn that invests in real estate and holds various other interests, including the interests in its subsidiaries that are engaged, among other things, in the oil and gas business, the casino entertainment business and the textile business. Mr. Weber has, since April 2003, been head of portfolio company operations and chief financial officer at Icahn Associates Corp., an entity controlled by Mr. Icahn. Since May 2003, Mr. Weber has been a director of Viskase Companies, Inc. and was the chief executive officer of Viskase Companies, Inc. from May 2003 to October 2004. Mr. Weber also serves as a director of WestPoint International Inc., a subsidiary of American Real Estate Partners, L.P., engaged in the home textile business. He served as chief financial officer of venture-backed companies QuantumShift Inc. and Alchemedia Ltd. from October 2001 to July 2002, and November 2000 to October 2001, respectively. From May 1998 to November 2000, Mr. Weber served as managing director — investment banking for JP Morgan Chase and its predecessor, Chase Manhattan Bank, in São Paulo, Brazil. Mr. Weber has been a director of XO Holdings, Inc. since February 2006 and was a director of XO Communications, Inc. (XO Holdings’ predecessor) from May 2005 to February 2006. XO Holdings is a publicly traded telecommunications services provider controlled by Mr. Icahn. Previously, Mr. Weber was an investment banker at Morgan Stanley and Salomon Brothers. Mr. Weber began his career as a corporate lawyer following his graduation from Harvard Law School. He also holds an MBA and Bachelor’s degree from Babson College. He currently serves as an Overseer (previously a trustee) of Babson College.

Keith Meister.  Mr. Meister has served on our board of directors since August 2005. Since June 2002, Mr. Meister has been a senior investment analyst of High River Limited Partnership, a company owned and controlled by Mr. Icahn that is primarily engaged in the business of holding and investing in securities. Mr. Meister is also a senior investment analyst of Icahn Partners LP and Icahn Partners Master Fund LP, private investment funds controlled by Mr. Icahn. He is also a director of Icahn Fund Ltd., which is the feeder fund of Icahn Partners Master Fund LP. Since August 2003, Mr. Meister has served as the chief executive officer of American Property Investors, Inc., (“API”), which is the general partner of American Real Estate Partners, L.P., a public limited partnership controlled by Mr. Icahn that invests in real estate and holds various other interests, including the interests in its subsidiaries that are engaged, among other things, in the oil and gas business, the casino entertainment business and the textile business. Mr. Meister served API as its president from August 2003 to April 2005. From March 2000 through the end of 2001, Mr. Meister co-founded and served as co-president of J Net Ventures, a venture capital fund focused on investments in information technology and enterprise software businesses. Mr. Meister also is a director of American Entertainment Properties Corp. and American Casino & Entertainment Properties Finance Corp., which are gaming companies, and Scientia Corporation, a private health care venture company, all of which are companies controlled by American Real Estate Partners, L.P., which is controlled by Mr. Icahn. Mr. Meister has been a director of XO Holdings, Inc. since February 2006 and was a director of XO Communications, Inc. (XO Holdings’ predecessor) from January 2003 to February 2006. XO Holdings is a publicly traded telecommunications services provider controlled by Mr. Icahn. In August 2005, Mr. Meister became a director of ADVENTRX Pharmaceuticals, Inc., a company, of which Mr. Icahn is a beneficial stockholder, that is primarily engaged in biomedical research and development. In addition, in January 2006, Mr. Meister became a director of BKF Capital Group Inc., a publicly traded investment firm. Mr. Meister received his A.B. in Government cum laude from Harvard College.

James C. Pontious.  Mr. Pontious has served on our board of directors since January 2006. Since May 2005, Mr. Pontious has been a consultant in the areas of business development and acquisitions to Wabtec Corporation, a public company that supplies air brakes and other equipment for locomotives, freight cars and passenger transit vehicles. In 2005, Mr. Pontious helped Wabtec found Intermodal Trailer Express Corp, an intermodal operating company established to focus on hauling highway trailers over the nation’s railroads. Mr. Pontious is a principal of this newly founded company. Mr. Pontious served Wabtec as vice president of special projects from January 2003 through April 2005 and as vice president of sales and marketing from April 1990 to January 2003. Mr. Pontious also served as vice president of sales and marketing at New York Air Brake Company, a unit of General Signal Corporation, from 1977 to 1990. Prior to this, Mr. Pontious served the Pullman-Standard division of Pullman, Inc., a freight and passenger railcar manufacturer, from 1961 to 1977 in various management positions in the areas of sales, marketing and operations. Mr. Pontious currently serves as a director of the Intermodal Transportation Institute at the University of Denver. Mr. Pontious holds a B.B.A. from the University of Minnesota.

James M. Laisure.  Mr. Laisure has served on our board of directors since January 2006. Since May 2005, Mr. Laisure has been consulting as an independent contractor for the automotive and industrial manufacturing space. Prior to this, he spent 32 years in various corporate accounting, sales, engineering and operational positions with Dana Corporation, a publicly held corporation that designs, manufactures and supplies vehicle components and technology, and its predecessors. Mr. Laisure served as president of Dana’s Automotive Systems Group from March 2004 to May 2005. From December 2001 to February 2004, Mr. Laisure served as president of Dana’s engine and fluid management group and, from December 1999 to November 2001, he served as president of Dana’s fluid management group. In addition, he served on the board of directors of various Dana Corporation joint ventures, including joint ventures in Germany, Indonesia, Mexico and Turkey. Mr. Laisure served as director of finance of P.T. Spicer Indonesia, a manufacturer of axles and driveshafts, from 1982 to 1984. Also, he served as accountant, internal auditor and controller at Perfect Circle, a manufacturer of automotive engine components, from 1973 to 1981. Mr. Laisure received a B.A. degree in Accounting from Ball State University and an M.B.A. from Miami (Ohio) University, and has completed the Harvard Advanced Management Program.

Board of Directors’ Meetings and Committees

In anticipation of our initial public offering of our Common Stock, our predecessor company, American Railcar Industries, Inc., a Missouri corporation, formed us, American Railcar Industries, Inc., a Delaware corporation, in November 2005 and merged into us in January 2006. The Board of Directors of our predecessor company held three meetings and acted three times by unanimous written consent during the fiscal year ended December 31, 2005, and our Board of Directors held two meetings during the fiscal year ended December 31, 2005. All meetings of our predecessor’s Board of Directors and our Board of Directors were attended by each Director who was then a member of the applicable Board of Directors. All of our Directors are encouraged to attend our annual meetings of stockholders.

Controlled Company

During 2005 and through the date of this Proxy Statement, Mr. Icahn, our principal beneficial stockholder and the Chairman of our Board of Directors, controlled more than 50% of the voting power of our Common Stock. See “Security Ownership Of Certain Beneficial Owners And Management,” below. Consequently, we are a “controlled company” under the corporate governance standards of the Nasdaq Global Market. Under these rules, a “controlled company” may elect not to comply with certain Nasdaq Global Market corporate governance requirements, including requirements that: (i) a majority of the board of directors consist of independent directors; (ii) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors; and (iii) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors.

We have elected to use these exemptions. As a result, (i) we do not have a majority of independent directors, (ii) we do not have a nominating committee or a nominating committee charter, and (iii) our Compensation Committee does not satisfy the corporate governance requirements of the Nasdaq Global Market applicable to compensation committees of non-controlled companies and does not have a charter. Our standing committees are our Audit Committee and our Compensation Committee. We have in the past and may in the future establish special committees under the direction of the Board of Directors when necessary to address specific issues.

Two of our current Directors, Messrs. Pontious and Laisure, are “independent directors” as defined in NASD Rule 4200(a)(15). Each of Mr. Weber, Mr. Intrieri, and Mr. Meister are employed by or otherwise affiliated with entities controlled by Mr. Icahn, and Mr. Unger is our President and Chief Executive Officer.

Director Nominations

We do not maintain a formal policy with respect to the review of potential nominees to our Board of Directors. All of the members of our Board of Directors participate in the review of potential nominees to our Board of Directors. The Board has determined that, given the small size of the Board and the importance of the director nomination process, the entire Board of Directors should participate in the evaluation of potential Board members. As a result of his control of a majority of our outstanding Common Stock, Mr. Icahn may control the election of all of the members of our Board of Directors. Our Board of Directors has therefore deemed it appropriate not to form a standing nominating committee because the influence exercisable by Mr. Icahn in the nomination and election process would make a separate process superfluous in light of Mr. Icahn’s and the Board’s review of potential nominees. The Board of Directors may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to recommend a candidate for director for election at the 2007 Annual Meeting of Stockholders, it must follow the procedures described below in “Stockholder Proposals and Recommendations For Director.”

Compensation Committee

We established our Compensation Committee in February 2006 to review and approve our compensation policies and arrangements. Our Compensation Committee did not have any meetings in the year ended December 31, 2005. Messrs. Intrieri and Meister are the members of our Compensation Committee.

Audit Committee

We established our Audit Committee in January 2006 in connection with our initial public offering of our Common Stock. Our Audit Committee did not have any meetings in the year ended December 31, 2005. Messrs. Intrieri, Pontious and Laisure are currently the members of our Audit Committee. Our Board of Directors has determined that Mr. Laisure qualifies as an “audit committee financial expert,” as defined by applicable SEC rules, and that he satisfies the financial sophistication standards of the Nasdaq Global Market. Our Board of Directors has also determined that Messrs. Laisure and Pontious are “independent” under applicable SEC rules and the current listing standards of the Nasdaq Global Market applicable to members of audit committees.

We are relying on the exemption provided by SEC Rule 10A-3, promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). This rule provides that a minority of the members of our Audit Committee may be exempt from the SEC’s independence requirements until January 19, 2007, the one year anniversary of the date of effectiveness of our registration statement under the Securities Act of 1933 (the “Securities Act”) covering the initial public offering of our Common Stock. We expect that all of the members of our Audit Committee will be “independent,” under applicable SEC rules, by such date. The Board of Directors has assessed our reliance on this exemption and has determined that it does not materially adversely affect the ability of the Audit Committee to act independently and to satisfy the other requirements of Rule 10A-3.

Our Audit Committee is responsible for oversight of the qualifications, independence, appointment, retention, compensation and performance of the Company’s independent registered public accounting firm and for assisting the board of directors in monitoring the Company’s financial reporting process, accounting functions and internal controls. It also is responsible for oversight of “whistle-blowing” procedures and certain other compliance matters.

Our Audit Committee meets formally at least once every quarter, and more often if necessary. Our Board of Directors has adopted a written charter for our Audit Committee. That charter conforms to applicable rules and regulations of the SEC and the Nasdaq Global Market. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix A and is publicly available on our website at www.americanrailcar.com under the heading “Investor Relations.”

Director Compensation

Each director is entitled to reimbursement for out-of-pocket expenses incurred for each meeting of the full board or a committee of the board attended. The annual compensation for our independent directors is $30,000. In addition, each independent director is entitled to receive $1,000 for each board or committee meeting attended and an annual stipend of $5,000 if he is a chairperson of a committee.

Report of the Audit Committee

In connection with the issuance of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, the Audit Committee:

1. Reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2005;

2. Discussed with Grant Thornton LLP (“Grant Thornton”), the Company’s independent registered public accounting firm, the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards (SAS) No. 61, as amended;

3. Requested and obtained from Grant Thornton the written disclosures and the letter required by Independence Standards Board (ISB) Standard No. 1, as amended, regarding Grant Thornton’s independence, and has discussed with Grant Thornton its independence; and

Based on the review and discussions referred to in paragraph numbers (1) — (3) above, the Audit Committee recommended to our Board of Directors that the audited financial statements as of and for the fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee,

Vincent J. Intrieri, Chairman
James M. Laisure
James C. Pontious

Independent Registered Public Accounting Firm

Our Board of Directors, effective August 11, 2004, terminated our previous independent registered public accounting firm, KPMG LLP (“KPMG”). KPMG’s report on our consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for the year ended December 31, 2003 contained no adverse opinion or disclaimer of opinion and was not otherwise qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audit of our financial statements for the year ended December 31, 2003, and through August 11, 2004 (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in its report on such statements for such period, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Exchange Act.

Following KPMG’s termination, we engaged Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm effective August 12, 2004. The decision to hire Grant Thornton was unanimously approved by our Board of Directors. We did not consult with Grant Thornton with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or a disagreement with KPMG and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Exchange Act during this time frame. Grant Thornton has been given access to prior years work papers by KPMG without limitation in accordance with Statement on Auditing Standard No. 84, Communications Between Predecessor and Successor Auditors.

Grant Thornton has continuously served as our independent registered public accounting firm since its engagement, discussed above, on August 12, 2004. The Audit Committee has appointed Grant Thornton to audit our consolidated financial statements for our fiscal year ending December 31, 2006. A representative of Grant Thornton LLP is expected to attend our annual meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Fees Billed by Independent Registered Public Accounting Firm

Audit Fees.  We incurred $0.4 million in audit fees and expenses for the year ended December 31, 2004 and $1.5 million in audit fees and expenses for the year ended December 31, 2005 from Grant Thornton. We did not incur any audit fees or expenses for the years ended December 31, 2004 and 2005 from KPMG. We include in the category of audit fees those fees billed by our independent registered public accounting firm for professional services rendered for the audit of our consolidated financial statements and the review of our registration statement on Form S-1, as amended (the “Form S-1”), filed in connection with our initial public offering of our Common Stock, and other related services that are normally provided in connection with such statutory and regulatory filings. The amounts included for the year ended December 31, 2005 included $1.1 million relating to the review of our Form S-1.

Audit-Related Fees.  We did not incur any fees from Grant Thornton for audit-related services for the years ended December 31, 2004 and 2005. We did not incur any audit-related fees from KPMG for the year ended December 31, 2004. We incurred audit-related fees from KPMG of $0.9 million for the year ended December 31, 2005. We include in the category of audit-related fees those fees billed by our previous independent registered public accounting firm for professional services rendered in connection with its review of our Form S-1.

Tax Fees.  We did not incur any tax fees from KPMG or Grant Thornton in the years ended December 31, 2004 and 2005.

All Other Fees.  We did not incur any other fees from KPMG or Grant Thornton in the years ended December 31, 2004 and 2005.

The Audit Committee has considered whether the provision of non-audit services by its independent registered public accounting firm is compatible with maintaining auditor independence, and has determined that the provision of such services is compatible.

Audit Committee Policy on Pre-Approval of Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. The Audit Committee may also pre-approve particular services on a case-by-case basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth information, as of April 21, 2006, with respect to the beneficial ownership of our Common Stock by (i) each director or nominee for director, (ii) our Chief Executive Officer and each of our other most highly compensated executive officers during the fiscal year ended December 31, 2005, (iii) all of our directors and executive officers as a group, and (iv) each person who is known to us to be the beneficial owner of more than five percent of our Common Stock. This information is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the SEC. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares listed.

	Shares of Common Stock
	Beneficially Owned
Name	Number	Percent of Class

Carl C. Icahn(1)(2)	11,170,859	52.7%
James J. Unger(3)	333,314	1.6%
James A. Cowan	9,500	*
William P. Benac	—	—
Alan C. Lullman	—	—
Vincent J. Intrieri	—	—
Jon F. Weber	—	—
Keith Meister	—	—
James C. Pontious	2,300	*
James M. Laisure	—	—
All executive officers and directors as a group (10 persons)	11,515,973	54.3%

*	Less than one percent

(1)	The following information is based on a Schedule 13D filed with the Securities and Exchange Commission on January 31, 2006 by Mr. Icahn and certain other parties (the “Icahn 13D”): Mr. Icahn beneficially owns 5,037,165 of these shares directly and an additional 6,133,694 of these shares (the “Additional Shares”) are owned as follows: (i) 4,290,918 of these shares are owned by Modal LLC, a Delaware limited liability company (“Modal”); (ii) 1,818,976 of these shares are owned by Hopper Investments, LLC, a Delaware limited liability company (“Hopper”); and (iii) 23,800 of these shares are owned by Ms. Gail Golden, Mr. Icahn’s spouse. Hopper is wholly owned by Barberry Corp., a Delaware corporation (“Barberry”). Each of Barberry and Modal is wholly owned by Mr. Icahn. Mr. Icahn may be deemed to have shared voting power and shared investment power with regard to the Additional Shares. Mr. Icahn has sole voting power and sole investment power with regard to the 5,037,165 shares he owns directly. Mr. Icahn, by virtue of his relationships to Hopper, Modal and Ms. Golden, may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Additional Shares. Mr. Icahn disclaims beneficial ownership of such Additional Shares for all other purposes.

(2)	The following information is based on the Icahn 13D: In connection with the Company’s initial public offering, on January 20, 2006, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”) dated December 7, 2005, among Modal, High Coast Limited Partnership, a Delaware limited partnership (“High Coast”) and The Foundation for a Greater Opportunity, a Delaware not-for-profit corporation (the “Foundation”), Modal purchased 4,290,918 shares of Common Stock of the Company (the “Modal Shares”) from the Foundation. The aggregate purchase price for the Modal Shares was $100,000,000. Modal paid the purchase price with $10,000,000 in cash and the balance in a five-year interest-only secured promissory note (the “Note”). The Note is secured by the Modal Shares and was guaranteed by High Coast, an affiliate of Mr. Icahn. In connection with the purchase by Modal of the Modal Shares, Modal and the Foundation entered into a pledge security agreement (the “Pledge Security Agreement”), dated January 20, 2006. After an event of default (as defined in the Pledge Security Agreement) and upon notice, the Modal Shares may be transferred to the Foundation. Assuming no other changes to Mr. Icahn’s beneficial ownership of our Common Stock, as reported in the table above, such a transfer may constitute a change in control of the Company.

(3)	Includes 23,800 shares held by the Unger Family Limited Partnership, of which Mr. Unger is the general partner.

Code of Ethics

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer and controller, and other persons performing similar functions. Our Code of Ethics for Senior Financial Officers is publicly available on our web site at www.americanrailcar.com under the heading “Investor Relations.” We may satisfy the disclosure requirement of Item 5.05 of Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics by either disclosing such information in a Current Report on Form 8-K or by posting such information on our website, at the internet address specified above.

EXECUTIVE COMPENSATION

Executive Officers

The names of the Company’s executive officers and significant employees who are not directors of the Company, and certain biographical information regarding them as of April 21, 2006, are set forth below. None of the persons listed below was appointed pursuant to any arrangement or understanding with any person, other than the employment agreements we have entered into with each of Messrs. Cowan and Benac relating to their service in such capacities, discussed below under “— Employment Agreements.” Executive officers are chosen by and serve at the discretion of the Board of Directors.

Name	Age	Position

James A. Cowan	48	Executive Vice President and Chief Operating Officer
William P. Benac	59	Senior Vice President, Chief Financial Officer and Treasurer
Alan C. Lullman	50	Senior Vice President Sales, Marketing and Services

James A. Cowan.  Mr. Cowan has served as our executive vice president and chief operating officer since December 2005. Prior to joining us, he spent the last 26 years in various positions involving the engineering, construction and manufacturing of multiple steel and tubular products. From March 2003 to August 2005, Mr. Cowan served as president and chief operating officer of Maverick Tube Corporation, a North American manufacturer of welded tubular steel products used in the energy industry. Prior to this position, from June 2002 to March 2003, Mr. Cowan served as president and chief operating officer of Vallourec & Mannesmann Star, a French, German and Japanese joint venture and seamless manufacturer of tubular steel products. From January 1992 to June 2002, he served as general manager responsible for all sales and operations of three different steel manufacturing facilities for North Star Steel, a business previously owned by Cargill. Mr. Cowan was responsible for the complete greenfield development, construction and start-up of one of these facilities. From July 1979 to January 1992, he served in differing operational capacities for Cargill’s steel group, North Star Steel. For two years, during 2000 and 2001, Mr. Cowan served as the Chairman of the Governor of Ohio’s Steel Council. Mr. Cowan received his B.S. in Metallurgical Engineering from Michigan Technological University.

William P. Benac.  Mr. Benac has served as our senior vice president and chief financial officer since January 2005 and has served as our treasurer since December 2005. Prior to joining us, he spent the last 32 years in various corporate finance, turnaround and value creation positions. Mr. Benac co-founded bpmx, a financial services and consulting restructuring company, where he served as senior managing director and chief financial officer from December 2003 to January 2005. From August 2002 to February 2003, Mr. Benac served Kinko’s Inc., a print services company, as senior vice president and chief financial officer. From November 2000 to November 2001, Mr. Benac was the executive vice president and chief financial officer of Grass Valley Group, a manufacturer of digital broadcast technology. Mr. Benac served simultaneously as an executive vice president and chief financial officer of UICI, a diversified financial services company, and as chief executive officer of United Credit National Bank, a subsidiary of UICI and a credit card bank, from May 1999 to November 2000. Mr. Benac has held a variety of other financial management positions, including serving Electronic Data Systems Corporation from February 1992 to October 1997 as global vice president and treasurer, and numerous positions with Verizon Corporation and its predecessor companies from 1973 to

1990, including as president of GTE Finance Corp. from 1986 to 1990. Mr. Benac is a certified public accountant and a certified management accountant. He has served on the National Advisory Council of the Marriott School of Management—Brigham Young University since 1997. Mr. Benac received his B.A. and his M.B.A. from Brigham Young University and his J.D. from Pace University School of Law.

Alan C. Lullman.  Mr. Lullman has served as our senior vice president sales, marketing and services since October 2004. From August 1998 to September 2004, he served as our vice president sales and marketing. Prior to joining us, he served as a regional sales manager at the Houston office of ACF from March 1989 to July 1998, where he was responsible for sales across 22 states. From August 1987 to February 1989, Mr. Lullman was a district sales manager at ACF. He held numerous other sales positions at ACF sales offices in the Southwest, Midwest and Northeast from October 1978 to July 1987. Mr. Lullman is a member of the Transportation and Logistics Committee of the American Plastics Council. He received a B.A. from Westminster College. He also served in the U.S. Marine Corps Reserve from 1973 to 1976, when he received an honorable discharge.

Summary Compensation Table

The following table sets forth the compensation of our Chief Executive Officer and each of our other most highly compensated executive officers during the years ended December 31, 2004 and December 31, 2005. We refer to these officers as the named executive officers.

		Annual Compensation
				Other Annual	All Other
	Fiscal			Compensation	Compensation
Name and Principal Position	Year	Salary	Bonus	(3)	(4)

James J. Unger	2005	$350,000	—	$32,828	$13,578
President and Chief Executive Officer	2004	$350,000		$48,532	$13,918

James A. Cowan(1)	2005	$22,727	—	—	—
Executive Vice President	2004	—	—	—	—
and Chief Operating Officer

William P. Benac(2)	2005	$229,167	$150,000	—	$1,935
Senior Vice President and	2004	—	—	—	—
Chief Financial Officer

Alan C. Lullman	2005	$158,333	$80,000	$21,572	$4,315
Senior Vice President Sales,	2004	$140,000	$45,000	$9,431	$574
Marketing and Services

(1)	Mr. Cowan started his employment with us on December 5, 2005.

(2)	Mr. Benac started his employment with us on January 31, 2005.

(3)	Includes the following payments we made on behalf of Messrs. Unger and Lullman:

			Country
		Car	Club
	Fiscal Year	Allowances	Dues

Mr. Unger	2005	$24,053	$8,775
	2004	39,651	8,881
Mr. Lullman	2005	21,572	—
	2004	8,820	611

(4)	Includes the following payments we made on behalf of Messrs. Unger, Benac and Lullman:

		Life
		Insurance	401(k) Matching
	Fiscal Year	Premiums*	Contributions**

Mr. Unger	2005	$7,278	$6,300
	2004	7,768	6,150
Mr. Benac	2005	1,935	—
	2004	—	—
Mr. Lullman	2005	1,075	3,240
	2004	574	—

*	These amounts represent the taxable income related to payment of premiums for group term life insurance and executive survivor insurance for the benefit of the employee.

**	These amounts represent matching contributions to each employee’s 401(k) plan equal to 50% of the employee’s deferrals up to a maximum of 6% of each employee’s compensation.

Stock Option Grants and Exercises in Last Fiscal Year

No options were granted to or exercised by any of our named executive officers during the years ended December 31, 2004 and December 31, 2005. We agreed in November 2005, pursuant to a letter agreement we entered into with Mr. Unger, to grant Mr. Unger shares of our Common Stock upon the closing of our initial public offering. Pursuant to this letter agreement, we issued Mr. Unger 285,714 shares of our Common Stock upon the closing of our initial public offering. This agreement is described in more detail below, under “—Employment Agreements.”

Equity Incentive Plan

2005 Equity Incentive Plan.  We adopted our 2005 Equity Incentive Plan, which has been approved by our stockholders, to provide long-term incentives and rewards to our employees, officers, directors, consultants and advisors. Prior to this, we had not adopted any equity compensation plans. The 2005 plan permits us to issue stock and grant stock options, restricted stock, stock units and other equity interests to purchase or acquire up to 1.0 million shares of our Common Stock. Awards covering no more than 300,000 shares may be granted to any person during any fiscal year. If any award expires, or is terminated, surrendered or forfeited, then shares of Common Stock covered by the award will again be available for grant under the 2005 plan. The 2005 plan is administered by our Board of Directors or a committee of the Board. The Board or committee has broad discretion to determine the terms of an award granted under the 2005 plan, including, to the extent applicable, the vesting schedule, purchase or grant price, option exercise price, or the term of the option or other award; provided that the exercise price of any options granted under the 2005 plan may not be less than the fair market value of the Common Stock on the date of grant. The Board or committee also has discretion to implement an option exchange program, whereby outstanding stock options are exchanged for stock options with a lower exercise price, substitute another award of the same or different type for an outstanding award, and accelerate the vesting of, including, as applicable, lapse of restrictions with respect to, stock options and other awards at any time. The terms and conditions of stock options or other awards granted under the 2005 plan will be set forth in a separate agreement between us and the recipient of the award.

On January 19, 2006, in connection with our initial public offering of our Common Stock, we granted a total of 484,876 options to purchase shares of our Common Stock under our 2005 Equity Incentive Plan, including the following number of shares to our named executive officers:

Estimated
Number of
Named Executive Officer	Shares

James A. Cowan	249,160
Alan C. Lullman	42,857

The exercise price of these options is $21 per share. The options vest in three equal annual installments on January 19, 2007, January 19, 2008 and January 19, 2009 and have a five year term.

On February 28, 2006, the Board of Directors approved an amendment to the 2005 Equity Incentive Plan and associated form of stock option agreement to require eligible participants to enter into non-solicitation, non-competition and confidentiality agreements.

In addition, on March 31, 2006, our Compensation Committee approved the award of options to purchase 75,000 shares of our Common Stock to Mr. Benac, which were granted on April 3, 2006. The exercise price of these options is $35.69 per share. The options vest in three annual installments on April 3, 2008, April 3, 2009, and April 3, 2010 and have a five year term. The options are subject to the terms and conditions of our 2005 Equity Incentive Plan and a stock option agreement, as amended, which contain non-solicitation, non-competition and confidentiality provisions.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2005.

Number of securities
	Number of		remaining
	securities to		available For
	be issued		future issuance
	upon	Weighted-average	under equity
	exercise of	exercise price of	compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected
	and rights	and rights	in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	—	1,000,000
Equity compensation plans not approved by security holders	—	—	—
Total	—		1,000,000	(1)

(1)	As of April 21, 2006, 440,124 shares of our Common Stock remain available for issuance under our 2005 Equity Incentive Plan.

Employment Agreements

James J. Unger. In November 2005, we entered into a new employment agreement with Mr. Unger. The new employment agreement supersedes our original agreement with Mr. Unger which we entered into in 1994. The original agreement with Mr. Unger provided that Mr. Unger shall be granted an option to purchase 2.0% of our outstanding common shares at a price equal to 2.0% of the common equity contribution by Carl C. Icahn at our formation. The agreement provided that this option shall be exercisable at the time of our initial public offering, and should we be sold to parties other than in a public offering, Mr. Unger shall receive 2.0% of the sales price, net of the preferred interest established at our formation, and net of the contribution for Common Stock. The original agreement further provided that the above options and or rights shall remain in effect as long as Mr. Unger is employed by us, and that should we go public with an offering and Mr. Unger exercise his stock option, Mr. Unger will agree, if we or our Board of Directors so desires, to a three-year employment contract providing no reductions in salary or fringe benefits.

Mr. Unger’s term as our President and Chief Executive Officer under the new employment agreement is effective until January 24, 2007, the one year anniversary of the completion of our initial public offering, and may be extended for two additional one-year terms at the sole option of our Board of Directors.

Under the terms of the new employment agreement, Mr. Unger receives a base salary of $350,000. In addition, Mr. Unger is eligible to receive an annual bonus, as determined by our Board of Directors, in its sole discretion, from year to year. The new employment agreement also provides that Mr. Unger is entitled to receive healthcare, vacation, 401(k) participation, transportation and other similar benefits we offer our senior employees.

Under the terms of the new employment agreement, if Mr. Unger is terminated without cause (as defined in the new employment agreement) or resigns for good reason (as defined in the new employment agreement), then we shall pay him, in addition to any unpaid and earned base salary and bonus, the base salary Mr. Unger would have earned through the end of his term, as extended, if applicable, by our Board of Directors.

Mr. Unger’s new employment agreement contains non-competition, non-solicitation and confidentiality provisions. The non-competition and non-solicitation provisions prohibit Mr. Unger from directly or indirectly competing with us, or soliciting our employees as long as he is our employee and generally for a one-year period thereafter.

In connection with the new employment agreement, we also entered into a letter agreement with Mr. Unger that replaced any option grants to Mr. Unger under the original agreement. Pursuant to this letter agreement, we issued Mr. Unger 285,714 shares of our Common Stock upon the closing of our initial public offering. Of these shares, 40% will be transferable without contractual restrictions by Mr. Unger after 180 days from the closing of our initial public offering, 30% will be transferable without contractual restrictions by Mr. Unger one year after the closing of our initial public offering and the remaining 30% will be freely transferable 540 days after the closing of our initial public offering. If Mr. Unger is terminated for cause (as defined in the letter agreement), or resigns without good reason (as defined in the letter agreement) within one year from the closing date of our initial public offering, Mr. Unger shall return to us 60% of the shares of our Common Stock we granted to him. We have agreed to use commercially reasonable efforts to file a registration statement on Form S-8 with the SEC to cover the registration of 40% of these shares. We have agreed to include the balance of these shares in any registration statement we file on behalf of Mr. Icahn with regard to the registration for sale of our shares held by Mr. Icahn, provided the contractual restrictions and applicable lock-up period of these shares have lapsed.

William P. Benac.  In July 2005, we entered into an employment agreement with William P. Benac to serve as our chief financial officer for a period of one year. The agreement is effective as of April 22, 2005, and automatically renews for successive one-year terms unless terminated by either party at least 180 days before the expiration of the then applicable term.

Under the terms of the agreement, Mr. Benac will receive a minimum annual base salary of $250,000. Mr. Benac is also entitled to a non-prorated cash bonus of at least $150,000 for the 2005 fiscal year. Criteria for cash bonuses that may be awarded for each year the agreement is extended are subject to negotiation and will be determined during the first quarter of each calendar year the agreement is renewed. It is expected that the target bonus amounts during such years will not be less than $150,000.

In addition to the salary and bonus compensation described above, Mr. Benac will receive a one-time special cash bonus of $500,000 on April 22, 2007, because we issued Common Stock to the public in an offering registered with the SEC. If at any time on or before April 22, 2007, we terminate Mr. Benac’s employment without cause, he resigns for good reason, or a change in control occurs, he will be entitled to receive the special cash bonus of $500,000 upon the occurrence of such event. In addition, if we terminate Mr. Benac’s employment other than for cause, death or disability, or if he terminates his employment for good reason, he is entitled to receive a lump sum severance payment of $200,000. Mr. Benac’s right to the special cash bonus of $500,000 and any severance immediately terminates if his employment is terminated for cause or he resigns without good reason.

Mr. Benac will be reimbursed for reasonable and necessary business related expenses, including those expenses associated with commuting from Dallas to our headquarters in St. Charles, Missouri, such as air and car travel and reasonable living expenses. He is eligible to participate in all health, medical, retirement and other employee benefit plans we generally provide to our senior executives. Mr. Benac’s employment agreement also contains provisions requiring him to protect our confidential information during his employment and at all times thereafter.

Mr. Benac may terminate his employment for good reason upon at least 30 days prior written notice to us, or without good reason upon at least 60 days prior written notice to us. We may terminate Mr. Benac’s employment without cause upon 30 days written notice or immediately for cause or upon his death or disability.

James A. Cowan.  In December 2005, we entered into an employment agreement with Mr. Cowan to serve as our chief operating officer through December 31, 2008, unless earlier terminated pursuant to the agreement.

Under the terms of the agreement, Mr. Cowan receives a base salary at an annual rate of $300,000 per year. Mr. Cowan is also entitled to an annual bonus for each calendar year of employment ending on or after December 31, 2006 of up to 50% of his then applicable base salary, provided certain performance targets established by our board of directors are achieved.

In addition to the compensation described above and pursuant to the terms of his employment agreement, on the pricing of our initial public offering of Common Stock we granted Mr. Cowan an option to purchase 249,160 shares of Common Stock. The exercise price of the option is $21, the fair market value of the Common Stock at the time of grant.

Mr. Cowan is eligible to participate in all health, medical, retirement and other employee benefit plans we generally provide to our senior executives. In addition, he will be reimbursed for the reasonable use of an automobile and for the payment of reasonable country club dues (excluding initiation fees) on terms consistent with our other senior executives.

Mr. Cowan may terminate the agreement upon 30 days written notice. We may terminate Mr. Cowan’s employment at any time, with or without cause. If Mr. Cowan’s employment is terminated due to death or disability, he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and a pro-rated portion of his bonus compensation payable for any incomplete calendar year. If Mr. Cowan is terminated without cause, he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, a pro-rated portion of his bonus compensation payable for any incomplete calendar year and, in addition, a continuation of the payment of the base salary he would have earned through December 31, 2008 had he continued to be employed by us through such date. If Mr. Cowan resigns or if we terminate Mr. Cowan for cause, he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination.

Mr. Cowan’s employment agreement contains non-competition and non-solicitation provisions that prohibit Mr. Cowan from directly or indirectly competing with us during the term of his employment and generally for a one-year period thereafter. Mr. Cowan’s employment agreement also contains provisions requiring him to protect confidential information during his employment and at all times thereafter.

Retirement Plans

Supplemental Executive Retirement Plan.  Mr. Unger is entitled to benefits from a supplemental executive retirement plan, or SERP. The SERP benefit is generally equal to the benefit that would be provided under the Employees’ Retirement Plan of ACF Industries LLC (“ACF”), if certain Internal Revenue Code limits and exclusions from compensation under the retirement plan did not apply, less the actual benefit payable under the ACF retirement plan. ACF is responsible for payment of that portion of Mr. Unger’s SERP benefit related to service with ACF prior to our acquisition, in 1994, of properties and assets used in ACF’s railcar components manufacturing business and its railcar servicing business at specified locations, and certain intellectual property rights associated with the transferred assets and businesses, as well as specified assets used in the manufacture and sale of industrial size mixing bowls (the “1994 ACF asset transfer”). We are responsible for payment of that portion of the benefit related to service with us after the 1994 ACF asset transfer. The SERP benefits were frozen effective as of March 31, 2004. As a result, no further benefits are accruing under the SERP. These benefits are generally paid at the same time and in the same form as the participant’s benefit under the retirement plan. No funds have been set aside for the benefits payable under the SERP. The estimated annual SERP benefit for Mr. Unger is $117,799, of which $106,769 is payable by us and $11,030 is payable by ACF.

Pension Plan.  Mr. Unger and Mr. Lullman are entitled to receive pension benefits under the Employees’ Retirement Plan of ACF Industries, LLC. Each executive’s benefit under the retirement plan is based on 2.25% of average annual compensation for each year of service after April 30, 1981; plus the highest of the executive’s annual compensation for five consecutive years of employment prior to May 1, 1981 that results in the highest such average multiplied by number of years of service completed prior to May 1, 1981; plus a fixed dollar amount. This fixed dollar amount is $12,800 for Mr. Unger and $6,108 for Mr. Lullman. For purposes of this plan, years of service include years of service with both ACF and us. This total is then reduced by an amount equal to 0.5% of the executive’s final average compensation multiplied by the number of years of service up to 35. The benefits under this plan were frozen effective as of March 31, 2004. As a result, no additional benefits are accruing under this plan.

The benefits under the ACF retirement plan are generally paid monthly for the life of the executive, following retirement in the form of a joint and survivor annuity. As most recently determined by the actuaries for the retirement plan, based on current years of service with us and ACF, the estimated annual pension commencing at age 65 for each of the named executives is as follows: Mr. Unger: $99,633; and Mr. Lullman: $49,752. These named executives are fully vested in their retirement plan benefits.

Postretirement Obligations.  We also provide postretirement health and life insurance benefits for certain of our salaried employees. Our named executive officers may become eligible for these benefits if they retire after attaining specified age and service requirements. We have assumed sponsorship of these benefits for our employees.

Executive Survivor Insurance Plan.  We provide an executive survivor insurance plan for certain of our salaried employees, including the named executive officers. This plan provides life insurance benefits to the qualified spouse of a named executive officer upon his death during his employment or following retirement at or after age 55. We have purchased a group term life insurance policy to off-set the cost of providing this benefit. Benefits payable under this plan are separate from any benefit payable under our retirement plans. If the named executive officer retires and dies after attaining age 55, then his qualified spouse is entitled to a monthly benefit equal to what would have been payable under our retirement plan if the named executive officer had retired with a 50% joint and survivor benefit. If the named executive officer dies while actively employed and before attaining age 55, then his qualified spouse is entitled to a monthly benefit equal to 20% of the named executive officer’s salary, reduced by any amount payable under the survivor provisions of our retirement plan. If the named executive officer dies while actively employed and on or after attaining age 55, then his qualified spouse is entitled to a benefit equal to the greater of (a) the benefit described in the preceding sentence (for death while employed and not yet 55) and (b) the amount determined as if the named executive officer had retired on the first day of the month coincident with or next following the date of death. In no event may the amounts paid under this plan exceed $6,500 per month. We have reserved the right to amend, modify or terminate this plan.

Compensation Committee Interlocks And Insider Participation

We formed our Compensation Committee in February 2006. During 2005, our entire Board of Directors participated in deliberations concerning executive compensation. Our Chief Executive Officer, Mr. Unger, participated in deliberations and made recommendations concerning the compensation of our other executive officers. During 2005, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our board of directors.

Report Of The Board of Directors On Executive Compensation

The following report is provided by our Board of Directors. The compensation of our executive officers, including our named executive officers, for the fiscal year ending December 31, 2005 was decided upon by our entire Board of Directors prior to the formation of our Compensation Committee in February 2006.

Executive Compensation Philosophy.  The Board of Directors believes that compensation paid to executive officers should be aligned with our efforts to attract, motivate and retain superior talent to enable us to achieve our business objectives and to align the financial interests of our executive officers with our stockholders. Based on this philosophy, it is the view of the Board of Directors that compensation for executive officers should consist of a combination of salary, cash bonuses, equity awards and other employment benefits. In addition, we have employment agreements with our President and Chief Executive Officer, our Executive Vice President and Chief Operating Officer and our Senior Vice President and Chief Financial Officer, which are discussed above.

Salary and Bonus Compensation.  The Board of Directors has in the past reviewed, and the Compensation Committee will in the future review, base salaries and target bonuses for executive officers on an annual basis, subject to the terms of applicable employment agreements. Any increases will, subject to the terms of applicable employment agreements, be based upon achievement of quantitative and qualitative performance targets, individual performance and level of responsibility. The Board of Directors set 2005 executive salaries and bonus targets at levels consistent with these criteria.

We established our 2005 Executive Incentive Plan to provide additional compensation to eligible participants for their contribution to the achievement of our objectives, to encourage and stimulate superior performance, and to assist in attracting and retaining highly qualified key employees. Our key managers, other than Messrs. Unger, Cowan and Benac, are eligible to participate in the 2005 Executive Incentive Plan. In 2005, bonuses for Messrs. Unger, Cowan and Benac were determined pursuant to their employment agreements described above. The 2005 Executive Incentive Plan permits us to make cash awards to participants based upon a percentage of each participant’s base salary, as measured against each participant’s personal performance and our financial performance. Personal performance goals are established by each participant and his or her supervisor at the beginning of each fiscal year. Our financial performance goals are based on certain EBITDA targets relating to our performance at each of our facilities, our joint venture, Ohio Castings Company, LLC, in which we own a one-third interest, and us as a whole, as established by our Board of Directors based on our annual business plan. Participants are entitled to payment of a partial award if, during a fiscal year, a participant, among other things, dies, retires or becomes permanently disabled, provided that the participant was an active employee for a minimum of 30 consecutive calendar days during such fiscal year. The plan is subject to the control and supervision of our Chief Executive Officer and our Board of Directors.

Stock Options.  The Board of Directors believes that equity-based compensation causes our executives to have an ongoing stake in our long-term success. Our 2005 Equity Incentive Plan, described above, was designed, in part, to optimize our profitability and growth over the longer term.

Compensation of our Chief Executive Officer.  In recognition of the exceptional service rendered by Mr. Unger during 2005, in particular with regard to his performance during 2005 related to our initial public offering of our Common Stock, which we consummated in January 2006, the Board of Directors approved Mr. Unger’s new employment agreement and the letter agreement pursuant to which he was granted 285,714 shares of our Common Stock, each of which is described above. Mr Unger was not awarded a bonus for 2005 because the Board of Directors believed that Mr. Unger’s new employment agreement and the letter agreement, together with his other compensation and benefits, adequately compensated Mr. Unger.

Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated executive officers of a publicly held corporation will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m), including transition rules for newly public companies. In general, stock options granted under our 2005 Equity Incentive Plan are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options. The Board of Directors has elected, at this time, to retain discretion over bonus payments, rather than to ensure that payments of salary and bonus in excess of $1,000,000 are deductible. The Board of Directors intends to review periodically the potential impacts of Section 162(m) in structuring and administering our compensation programs.

Summary.  The Board of Directors has concluded that our performance and the competitive market warrant the total compensation packages approved for Mr. Unger and our other executive officers for 2005. Through the design and management of our executive compensation policies, as described above, the Board of Directors believes total compensation of our executives is linked directly to our financial performance and stockholder return. In the future, the Board of Directors, through the Compensation Committee, anticipates that it will continue to emphasize performance-based and stock-based compensation that is consistent with individual executive performance and that links management and stockholder interests.

Respectfully submitted by the Board of Directors,

Carl C. Icahn
James J. Unger
Vincent J. Intrieri
Jon F. Weber
Keith Meister
James C. Pontious
James M. Laisure

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH CARL C. ICAHN AND ENTITIES AFFILIATED WITH CARL C. ICAHN

Overview

Our company was formed in 1988 as a company beneficially owned by Carl C. Icahn. Mr. Icahn is our principal beneficial stockholder and is the chairman of our board of directors. We grew our company through the transfer of certain assets to us from ACF Industries, Incorporated (now known as ACF Industries, LLC) (“ACF”), a company also beneficially owned by Mr. Icahn. Since our formation, we have entered into agreements relating to the acquisition of assets from and disposition of assets to entities controlled by Mr. Icahn, the provision of goods and services to us by entities controlled by Mr. Icahn, the provision of goods and services by us to entities affiliated with Mr. Icahn and other matters involving entities controlled by Mr. Icahn. We have received substantial benefit from these agreements and we expect that in the future, we will continue to conduct business with entities affiliated with or controlled by Mr. Icahn. In addition, we receive other benefits from our affiliation with Mr. Icahn and companies controlled by Mr. Icahn, such as financial and advisory support, sales support and our participation in buying groups and other arrangements with entities controlled by Mr. Icahn. Until our initial public offering, most of our capital needs had been provided by entities controlled by Mr. Icahn. Lease sales agents of American Railcar Leasing LLC (“ARL”), a company beneficially owned by Mr. Icahn, and ACF, in connection with their own leasing sales activities, have, from time to time, referred their customers or contacts to us that prefer to purchase rather than lease railcars, which has, in some cases, led to us selling railcars to these customers or contacts. At this time there is no formal arrangement under which these referrals are provided and we do not compensate ARL, ACF or any of their leasing sales agents for any railcar sales that we make as a result of these referrals. As an accommodation to some of their customers and contacts that they referred to us, ARL and ACF from time to time accepted orders to purchase our railcars and then assigned those orders to us. ARL and ACF have discontinued accepting orders to sell railcars on our behalf.

We describe below the material arrangements and other relationships that we are, or have been, a party to with Mr. Icahn and entities affiliated with Mr. Icahn since January 1, 2002. As noted below, some of these arrangements and relationships were terminated prior to or in connection with our initial public offering of our Common Stock (the “initial public offering”).

Application of the net proceeds of our initial public offering

Our initial public offering resulted in gross proceeds to us of $205.3 million. Expenses related to the offering were $13.3 million for underwriting discounts and commissions. We received net proceeds of $192.0 million in the offering. Application of these net proceeds included payments to affiliates of Mr. Icahn of $20.5 million for repayment of notes and $93.9 million for the redemption of our outstanding shares of preferred stock. In addition, our Chief Executive Officer and his wife held $0.4 million of the industrial revenue bonds that we repaid in connection with our initial public offering. These transactions are described in more detail below.

Redemption of new preferred stock

Prior to the closing of our initial public offering, all of our new preferred stock was held by entities beneficially owned and controlled by Mr. Icahn. At the closing of our initial public offering, we redeemed each then outstanding share of new preferred stock for an amount equal to the liquidation preference of each share of new preferred stock, which was $1,000 per share, plus all accumulated and unpaid dividends on each share of new preferred stock through the date of the redemption. The aggregate amount we paid to redeem all of the shares of our new preferred stock, including all accumulated and unpaid dividends due on our new preferred stock, was $93.9 million.

Redemption of mandatorily redeemable preferred stock

In anticipation of our initial public offering, and prior to our reincorporation from Missouri to Delaware, we redeemed our one outstanding share of mandatorily redeemable preferred stock, which was held by Mr. Icahn. This share became mandatorily redeemable for $1,000 on February 1, 2005. The aggregate amount we paid to Mr. Icahn to redeem our one share of mandatorily redeemable preferred stock including all accumulated and unpaid dividends due on that share, was $1,805.

CERTAIN TRANSACTIONS WITH ACF INDUSTRIES LLC AND AMERICAN
RAILCAR LEASING LLC

Overview

We have entered into a variety of agreements and transactions with ACF Industries LLC (which we refer to, along with its predecessor ACF Industries, Inc., as ACF), American Railcar Leasing LLC (which we refer to as ARL) and certain other parties related to these companies. These transactions and agreements are described in further detail below. During the periods discussed, ACF and ARL were beneficially owned and controlled by Mr. Icahn, and they continue to be so owned and controlled.

On October 1, 1994, under an asset transfer agreement with ACF, we acquired from ACF, properties and assets used in its railcar components manufacturing business and its railcar servicing business at specified locations, and certain intellectual property rights associated with the transferred assets and businesses, as well as specified assets used in the manufacture and sale of industrial size mixing bowls. We refer to this transaction as the 1994 ACF asset transfer.

In 2004, ACF and its subsidiaries, through a series of transactions, transferred some of the railcar fleets that they then owned and held primarily for lease to third parties, to ARL and its subsidiaries. At the time, we owned all the common interests of ARL. As of June 30, 2005, we transferred our entire interest in ARL in exchange for the redemption of shares of our new preferred stock, in a transaction we refer to as the ARL exchange. All of our shares of new preferred stock were then owned by entities beneficially owned and controlled by Mr. Icahn. In connection with our initial public offering, we redeemed all of our shares of new preferred stock, as discussed above.

Manufacturing operations

Prior to the transfer of ACF’s and its subsidiaries’ railcar fleets to ARL and its subsidiaries in 2004, we sold railcars and railcar components to ACF and its subsidiaries for use in their railcar fleets. Since the transfer of these fleets to ARL, we sell railcars to ARL. We believe that since ARL’s formation in 2004, we have been the only supplier of railcars to ARL, although ARL is not precluded from purchasing railcars from others. In 2002, 2003 and 2004, our revenues from manufacturing operations included $63.6 million, $62.9 million and $64.4 million, respectively, from transactions with affiliates. In the year ended December 31, 2005, our revenues from manufacturing operations included $47.2 million from transactions with affiliates. Most of these revenues were attributable to railcars and railcar components that we sold to ACF, ARL and their respective subsidiaries. As of December 31, 2005, our backlog included $77.5 million for railcar orders by ARL. These orders are on substantially the same terms as we provide to our other customers.

On March 31, 2006, we signed an agreement with ARL for us to manufacture and ARL to purchase 1,000 tank railcars in 2007. When we entered into this agreement, we planned to produce these tank railcars with new manufacturing capacity that we expected to have available beginning in January, 2007. The agreement also includes options for ARL to purchase up to an additional 300 covered hopper railcars in 2007, should additional capacity become available, and 1,000 tank railcars and 400 covered hopper railcars in 2008. No assessment has yet been made as to what, if any, impact the recent storm damage to our tank railcar manufacturing facility in Marmaduke, Arkansas might have on this contract. This agreement is on at least as favorable terms to us as our terms with any other party for similar purposes. This agreement was unanimously approved by the independent directors of our Audit Committee.

ACF has also been a significant supplier of components for our business. Components supplied to us by ACF include tank railcar heads, wheel sets and various structural components. In 2002, 2003 and 2004, we purchased inventory of $15.7 million, $19.0 million, and $31.3 million, respectively, of components from ACF. In the year ended December 31, 2005, we purchased inventory of $76.4 million from ACF. As of December 31, 2005, we had outstanding purchase orders for $15.1 million of inventory from ACF.

During 2003 and 2004, Castings LLC, a joint venture partner in Ohio Castings Company, LLC (“Ohio Castings”), was a wholly owned subsidiary of ACF Industries Holding Corp., an indirect parent of ACF that is beneficially owned and controlled by Mr. Icahn. Effective January 1, 2005, we acquired Castings LLC from ACF Industries Holding Corp. as described under “— Certain transactions involving Ohio Castings.” Our cost of railcar manufacturing for the years ended December 31, 2003, 2004 and 2005 included $3.0 million, $19.9 million and $30.9 million, respectively, in railcar components produced by Ohio Castings. Expenses of $0.4 million, $3.2 million and $2.8 million paid to Castings LLC under a supply agreement are also included in the cost of railcar manufacturing for the years ended December 31, 2003, 2004 and 2005, respectively. We also have been charged $0.2 million in the year ended December 31, 2003 relating to certain costs incurred by Castings LLC in the establishment of Ohio Castings. Inventory at December 31, 2003, 2004 and 2005 includes approximately $0.3 million, $5.3 million and $3.0 million, respectively, of purchases from Ohio Castings. In September 2003, Castings LLC loaned Ohio Castings $3.0 million under a promissory note which was due in January 2004. The note was renegotiated for $2.2 million and bears interest at 4.0%. Payments are made in quarterly installments with the last payment due in November 2008. As of December 31, 2005, $1.8 million was outstanding under this note.

Railcar services

We have provided railcar repair and maintenance services and fleet management services to ACF and ARL and we continue to provide these services to ARL. As of December 31, 2005, we managed approximately 22,000 railcars for ARL, and we also provide repair and maintenance services for these railcars. In 2002, 2003 and 2004, our revenues from railcar repair and refurbishment and fleet management services included $12.8 million, $11.0 million and $18.2 million, respectively, from transactions with affiliates. In the year ended December 31, 2005, our revenues from railcar repair and refurbishment and fleet management services included $20.6 million from transactions with affiliates. Almost all of these revenues were attributable to services we provided to ACF, ARL and their subsidiaries.

Cost of railcar services

Through December 31, 2005, ACF and ARL have provided certain leasing and other fleet management services that we were required to provide to subsidiaries of ARL, under management agreements we entered into with those companies in July and October 2004. Through March 31, 2005, we paid to ACF and, from March 31, 2005 through December 31, 2005, we paid to ARL, the leasing and management fees we received under those management agreements. In 2004 and the year ended December 31, 2005, we incurred $1.2 million and $2.0 million, respectively, of cost of railcar services in connection with these arrangements. These arrangements were terminated on June 30, 2005, when we assigned our management agreements to ARL.

Administrative and other support expenses

During the current and last three fiscal years, ACF and ARL have provided us outsourced services related to our information technology needs as well as other administrative and support services. We incurred $0.3 million of expenses in each of 2002, 2003 and 2004 in connection with these arrangements, and in the year ended December 31, 2005, we incurred $1.5 million of such expenses. The increased expenses in 2005 reflect additional information technology services not provided in previous years. Until October 2004, ACF received the majority of our cash receipts and disbursed our cash on our behalf. We maintained a receivable/payable from affiliates bearing interest at ACF’s internal cost of funds in accordance with an administration agreement between ACF and us, which is described below. Under this arrangement, ACF provided financing to us based on our cash flow needs. We have also subleased our headquarters facility which is located in St. Charles, Missouri, from affiliates. The St. Charles property is owned by an affiliate of James Unger, our Chief Executive Officer. In each of 2002, 2003 and 2004, our expenses included $0.1 million of rent and $0.4 million of related facility expense payments required to be made to affiliates associated with our lease of the St. Charles headquarters facility. In the year ended December 31, 2005, our expenses included $7.0 million of rent and $0.8 million of related expense for these facilities.

Amounts due to affiliates

As of December 31, 2005, net amounts due to affiliates were $23.5 million relating to the above referenced transactions and included:

•	an amount payable to ACF of $3.1 million;

•	an amount payable of $7.6 million to Arnos Corp., a company beneficially owned and controlled by Mr. Icahn, representing the principal and interest due under a demand note in the principal amount of $7.0 million that we issued in connection with a working capital loan from Arnos Corp.; and

•	an amount payable of $12.8 million to ACF Industries Holding Corp., a company beneficially owned and controlled by Mr. Icahn, representing the principal and interest due under a demand note in the principal amount of $12.0 million that we issued in connection with our purchase of Castings LLC from ACF Industries Holding Corp.

We used a portion of the net proceeds of our initial public offering to repay in full the notes to Arnos Corp. and ACF Industries Holding Corp.

CERTAIN TRANSACTIONS WITH ACF INDUSTRIES LLC

1994 ACF asset transfer

On October 1, 1994, under an asset transfer agreement with ACF, we acquired properties and assets used in ACF’s railcar components manufacturing business and its railcar servicing business at specified locations, and certain intellectual property rights associated with the transferred assets and businesses, as well as specified assets used in the manufacture and sale of industrial size mixing bowls. We refer to this transaction as the 1994 ACF asset transfer. The properties covered by this agreement included the following:

Component Manufacturing
Repair Plants	Plant and Warehouse	Mobile Units

Bude, Mississippi	Jackson, Missouri	Addis, Louisiana
Milton, Pennsylvania		Convent, Louisiana
Tennille, Georgia		Ingleside, Texas
North Kansas City, Missouri		Deer Park, Texas
Longview, Texas		Taft, Louisiana

Pursuant to the 1994 ACF asset transfer, ACF retained and agreed to indemnify us for certain liabilities and obligations relating to ACF’s conduct of business and ownership of the assets at these locations prior to their transfer to us, including liabilities relating to employee benefit plans, subject to exceptions for transferred employees described below, workers compensation, environmental contamination and third-party litigation. As part of the 1994 ACF asset transfer, we agreed that the ACF employees transferred to us would continue to be permitted to participate in ACF’s employee benefit plans for so long as we remained a part of ACF’s controlled group, and we further agreed to assume the ongoing expense for such employees’ continued participation in those plans. In the event that we cease to be a member of ACF’s controlled group, ACF is required to terminate the further accrual of benefits by our transferred employees under its benefit plans, and we and ACF are required to cooperate to achieve an allocation of the assets and liabilities of the benefits plans accrued after the 1994 ACF asset transfer with respect to each of our and ACF’s employees as we and ACF deem appropriate. Upon completion of our initial public offering, we ceased to be a part of ACF’s controlled group. As of December 31, 2004, we estimate that the total retained liabilities of ACF under the asset transfer agreement were $11.1 million, primarily relating to pension and postretirement liabilities. In 2002, 2003 and 2004, ACF paid $0.7 million, $0.6 million and $1.4 million, respectively, relating to the retained liabilities. This liability was reduced to $0.3 million as of December 31, 2005 consisting mainly of environmental liabilities, as a result of the pension plan swap discussed below.

In anticipation of our no longer being a part of ACF’s controlled group and the completion of our initial public offering, we entered into a retirement benefit separation agreement, effective December 1, 2005, with ACF for allocating the assets and liabilities of the pension benefit plans retained by ACF in the 1994 ACF asset transfer in which some of our employees were participants, and which has relieved us of our further employee benefit reimbursement obligations to ACF under the 1994 ACF asset transfer agreement. The principal employee benefit plans affected by this arrangement are two ACF sponsored pension plans, known as the ACF Employee Retirement Plan and the ACF Shippers Car Line Pension Plan, and certain ACF sponsored retiree medical and retiree life insurance plans.

Under the arrangement, in exchange for our agreement to pay ACF approximately $9.2 million and to become the sponsoring employer under the ACF Shippers Car Line Pension Plan, including the assumption of all obligations for our and ACF’s employees under that plan, we have ceased to be a participating employer under the ACF Employee Retirement Plan and have been relieved of all further reimbursement obligations, including for our employees, under that plan. We estimate that as of December 1, 2005, the ACF Shippers Car Line Pension Plan had $4.0 million of unfunded liabilities on an accounting basis, that were assumed by us in connection with this arrangement. The payment of approximately $9.2 million which was made by us to ACF represents our and ACF’s estimate of the payment required to be made by us to achieve an appropriate allocation of the assets and liabilities of the benefit plans accrued after the 1994 ACF asset transfer, with respect to each of our and ACF’s employees in connection with the two plans. This allocation was determined in accordance with actuarial calculations consistent with those that would be required to used by us and ACF in allocating plan assets and liabilities at such time as we cease to be a member of ACF’s controlled group.

As part of this arrangement, we also assumed sponsorship of a retiree medical and retiree life insurance plan for active and identified former ARI employees that were covered by the ACF sponsored medical and retiree life insurance plans, and ACF was relieved of all further liability under those plans with respect to those employees. We estimate that as of December 1, 2005, the post-retirement liability related to this obligation was approximately $3.9 million. ACF paid us $2.9 million to assume the pre-1994 portion of this liability.

The total amount of the obligations we assumed is estimated to be $14.2 million. We previously accrued an estimated liability related to this settlement of $3.2 million. In December 2005, we recorded an increase in the estimated liability of $10.9 million and a loss on the settlement of the same amount, of which we recorded $2.0 million in cost of railcar services with the remaining amount being shown on our statement of operations as pension settlement expense.

In connection with the 1994 ACF asset transfer, certain of our employees, including Mr. Unger, our President and Chief Executive Officer, continued to participate in the ACF supplemental executive retirement plan, or SERP. The SERP benefit is generally equal to the benefit that would be provided under the Employees’ Retirement Plan of ACF Industries LLC, if certain Internal Revenue Code limits and exclusions from compensation under the retirement plan did not apply, less the actual benefit payable under the ACF retirement plan. ACF remained responsible for payment of that portion of those employees’ SERP benefit related to service with ACF prior to the 1994 ACF asset transfer and we are responsible for payment of that portion of the benefit related to service with us after that transfer. The SERP benefits were frozen effective as of March 31, 2004. As a result, no further benefits are accruing under the SERP. In anticipation of our no longer being a part of ACF’s control group and our initial public offering, we adopted a separate SERP to cover our allocable portion of the SERP obligations to those of our employees who participated in ACF’s SERP. ACF remains obligated to pay that portion of any liability associated with the SERP related to service of those employees performed prior to the 1994 ACF asset transfer. For a description of this SERP, see “Executive Compensation — Retirement Plans — Supplemental Executive Retirement Plan.”

Also in connection with the 1994 ACF asset transfer, we entered into the following administrative and operating agreements with ACF, effective as of October 1, 1994:

•	manufacturing services agreement;

•	license agreement from ACF;

•	license agreement to ACF;

•	administration agreement;

•	railcar servicing agreement; and

•	supply agreement.

Only the manufacturing services agreement and the two license agreements remain in effect. The other agreements were all terminated as of April 1, 2005.

Manufacturing Services Agreement.  Under the manufacturing services agreement, ACF has agreed to manufacture and, upon our instruction, to distribute various railcar components and industrial size mixing bowls, using assets that we acquired pursuant to the 1994 ACF asset transfer, but were retained by ACF at its Milton, Pennsylvania and Huntington, West Virginia manufacturing facilities. This equipment included presses and related equipment that were impracticable to move to our premises. ACF transferred its Milton, Pennsylvania repair facility, but not its Milton, Pennsylvania manufacturing facility, to us under the 1994 asset transfer. Under our manufacturing services agreement, ACF is required to maintain and insure the equipment during the term of the manufacturing services agreement and is permitted to use the equipment for its own purposes in the ordinary course of business, provided that it does not interfere with ACF’s timely performance of the manufacturing services under this agreement. Upon termination of the agreement, ACF is required, at our expense, to remove and deliver the equipment to any site designated by us in the continental U.S. As payment for these services, we agreed to pay ACF its direct costs, including the cost of all raw materials not supplied by us, and a reasonable allocation of overhead expenses attributable to the services, including the cost of maintaining employees to provide the services. We believe that payments to ACF under this arrangement are comparable to the cost we would have paid to an independent third party to manufacture such components. This agreement remains in effect and automatically renews on an annual basis unless we provide six months prior written notice of termination. There is no right of termination for ACF under this agreement.

License Agreement from ACF.  Under a license agreement with ACF, ACF granted us a non-exclusive, perpetual, royalty-free license to the patents and other intellectual property owned by it, which could be used by us in the conduct of our business, but did not exclusively relate to our business, including the 12 patents and one patent application, now issued as a patent, listed in that agreement. Of these patents, ten patents have expired and the remaining three patents have expiration dates ranging from 2012 to 2013. These remaining patents primarily relate to pneumatic outlets and railcar hopper gaskets. Under this agreement, we could not use the licensed patents for the production of railcar components for third parties without the consent of ACF. In 1997, ACF transferred the patents covered by this license to us. This license is not assignable by either party, without the prior consent of the other, except in connection with the sale of substantially all of either party’s business. This agreement remains in effect.

License Agreement to ACF.  Under a license agreement with ACF, we granted ACF a non-exclusive, perpetual, royalty-free license to the intellectual property exclusively relating to our business that was transferred to us in the 1994 asset transfer. There are no restrictions on ACF’s use of the information licensed under this agreement. This license is not assignable by either party, without the prior consent of the other, except in connection with the sale of substantially all of either party’s business. This agreement remains in effect.

Administration Agreement.  Under an administration agreement with ACF, ACF agreed to provide us information technology services and other administrative services. We agreed to pay ACF its direct costs, including a reasonable allocation of overhead expenses attributable to providing the services, including the cost of maintaining employees to provide the services. Until October 2004, under this agreement, ACF received the majority of our cash receipts and disbursed our cash on our behalf. We maintained a receivable/payable from affiliates bearing interest at ACF’s internal cost of funds. Under this arrangement, ACF provided financing to us based upon our cash flow needs. We also subleased our headquarters facility in St. Charles Missouri from ACF under this agreement. This agreement was terminated on April 1, 2005.

Railcar Servicing Agreement.  Under a railcar servicing agreement with ACF, we agreed to provide railcar repair and maintenance services for railcars owned or managed by ACF and leased or held for lease by ACF, to provide ACF with fleet management services, and to provide ACF with consulting services on safety and environmental matters. For maintenance services, ACF paid us for components at our actual costs plus 15% and for our labor at a fixed rate that has been adjusted from time to time to reflect market conditions. Painting, lining and cleaning services were billed at current market rates, and fleet management services were billed at a monthly fee per railcar serviced. Other services were billed at our direct costs plus 5.0%. Our direct costs included a reasonable allocation of overhead expenses attributable to providing the services, including the cost of maintaining employees to provide the services. This agreement was terminated on April 1, 2005.

Supply Agreement.  Under a supply agreement with ACF, we agreed to manufacture and sell to ACF specified components. In addition, under this agreement, we agreed to sell ACF other components manufactured by us on terms not less favorable than the terms on which we sell those products to third parties. We sold specified components under the agreement for a price equal to the then current market price or our cost plus a gross profit percentage. This gross profit percentage has been revised annually and has ranged from 5.0% to 25.0%, depending upon the component and which one of our facilities manufactured the product. This agreement was terminated on April 1, 2005.

2005 consulting agreements

On April 1, 2005, we entered into two business consultation agreements with ACF, whereby each of us has agreed to provide services to the other. ACF has agreed to assist us in labor litigation, labor relations support and consultation, and labor contract interpretation and negotiation. In 2005, we required the services of at least one ACF employee for no more than 20 hours a week under this agreement. We pay $150 per hour for these services. We have agreed to provide ACF with engineering consultation and advice. In 2005, ACF required the services of at least one of our employees for no more than 20 hours a week under this agreement. ACF is required to pay $150 per hour for these services. We do not believe that either party will be required to pay more than $60,000 per year under either of these agreements. These agreements remain in effect through March 2015, subject to the right of either party to terminate the agreement on 30 days notice.

1998 loan to ACF

In October 1998, we loaned $57.2 million to ACF. This loan accrued interest at a variable rate, adjusted quarterly, equal to LIBOR plus 3.0% or the base rate of the Industrial Bank of Japan plus 1.5%, as elected by ACF. This loan was repaid in full in 2004 in connection with the formation and capitalization of ARL. See “Certain transactions involving American Railcar Leasing LLC — Formation of ARL and related contributions.” In 2002, 2003 and 2004, we recorded interest income relating to this loan of $2.8 million, $2.5 million and $1.8 million, respectively.

Guarantees of indebtedness by ACF and other related parties

Industrial Revenue Bonds.  ACF and ACF Industries Holding Corp., an indirect parent of ACF, guaranteed our obligations under our industrial revenue bonds. As of December 31, 2005, $8.3 million was outstanding under these bonds. These bonds were payable through 2011 and, as of December 31, 2005, bore interest at rates ranging from 6.75% to 8.5%. We used a portion of the net proceeds of our initial public offering to repay these bonds in full. ACF and ACF Industries Holding Corp. were released from their guarantees upon the repayment of the bonds.

Senior Secured Credit Facility.  In 1998, we obtained a senior secured credit facility from the Industrial Bank of Japan, as administrative agent, with a total availability of $150 million. This facility was guaranteed by ACF, ACF Industries Holding Corp., an indirect parent of ACF, and NMI Holding Corp., a wholly owned subsidiary of ACF Industries Holding Corp. This facility was repaid in full in July 2004.

Subordinated Note.  In 1998, we obtained a $10.0 million loan from Boeing Financial under a promissory note. This note was guaranteed by ACF and ACF Industries Holding Corp. and was repaid in full in July 2004.

CIT Equipment Lease.  In 1999, we entered into a master equipment lease agreement with CIT that was guaranteed by ACF. This lease relates to equipment that we use to manufacture railcars and railcar components at our Paragould, Marmaduke, Jackson and Kennett facilities. The interest rate on the lease is LIBOR plus 2.75% (7.0% at December 31, 2005). As of December 31, 2005, a balance of $6.7 million was outstanding under this lease, including amounts subject to our purchase option at the expiration of the lease term. On January 31, 2006, we exercised an option to purchase all equipment under this equipment lease. The lease allowed for the purchase of all the equipment at estimated fair value. We paid $5.8 million to purchase the lease equipment.

Interest rate swap contract

In 2001, we entered into a derivative instrument in the form of an interest rate swap contract with an underlying notional amount of $49.0 million. We assigned this contract to ACF, effective as of the date of its execution, and all rights and obligations of this contract were passed through to ACF. This contract expired on February 28, 2005.

Raw material and other product purchase agreements

We, together with ACF, have entered into agreements for the purchase of products by each of us, including steel and gas. Under these agreements, we and ACF are entitled to favorable pricing based upon the aggregate amount of our purchases. We allocate the benefits under these purchase agreements proportionally based upon the amount of products that each of us purchases during the applicable period.

Corbitt equipment lease and purchase

We leased from ACF, leasehold improvements and equipment that we placed in service at our Corbitt manufacturing facility in St. Charles, Missouri from July 1, 2001 through June 1, 2003. During 2002, 2003 and 2004, we paid ACF $0.3 million, $0.3 million and $0.4 million, respectively, for the use of these leasehold improvements and equipment. We did not pay any rent for these assets in 2005. Rather, on March 31, 2005, we purchased these assets from ACF for $2.8 million.

CERTAIN TRANSACTIONS INVOLVING AMERICAN RAILCAR LEASING LLC

Formation of ARL and related contributions

We formed ARL as our wholly owned subsidiary in June 2004. As part of the formation of ARL and its further capitalization, ACF and certain of its subsidiaries transferred to us and ARL railcars and related leases, as well as equity in certain of ACF’s subsidiaries that supported ACF’s leasing business, in exchange for shares of our new preferred stock and preferred interests of ARL. We, in turn, contributed the assets we so received to ARL and made a cash investment in ARL of $25.0 million.

In connection with these transactions, all of which occurred in 2004:

•	we were issued all of the common interests in ARL;

•	ACF and its subsidiaries were issued all of ARL’s B-1 preferred interests;

•	Vegas Financial Subsidiary Corp., a company beneficially owned and controlled by Mr. Icahn, was issued all of ARL’s B-2 preferred interests in exchange for an investment of $40 million;

•	we issued 34,500 shares of our new preferred stock to ACF and its subsidiaries; and

•	our $57.2 million loan to ACF was repaid in full.

The B-1 and B-2 preferred interests of ARL were convertible into shares of our new preferred stock. On June 30, 2005, the terms of these interests were modified, among other things, to eliminate this conversion feature.

The ARL exchange

On June 30, 2005, we transferred all our interest in ARL, consisting of all its outstanding common A units, pro rata, to the holders of our new preferred stock in exchange for the redemption of 116,116 shares of our new preferred stock held by them, including all dividends accumulated on those shares. The value of the total liquidation preference and accumulated dividends on the shares of new preferred stock redeemed in this transaction was $125.0 million. All of the shares of our new preferred stock were held by companies beneficially owned and controlled by Mr. Icahn. As described above, we redeemed all of our new preferred stock at the closing of our initial public offering. We refer to this transaction as the ARL exchange.

Agreements relating to ARL and its subsidiaries

In 2004 and 2005, we entered into the following agreements relating to ARL and its subsidiaries:

•	railcar management agreements with ARI First LLC and ARI Third LLC;

•	ACF administration agreement;

•	ARL railcar services agreement;

•	ARL railcar servicing agreement;

•	ARL services agreement;

•	guarantee of ARI Second LLC loan agreement; and

•	ARL trademark license agreement.

The ARL railcar servicing agreement and the ARL services agreement remain in effect. All other agreements were terminated or assigned to ARL at various times during 2005, as described below.

Railcar Management Agreements with ARI First LLC and ARI Third LLC.  On July 20, 2004, we entered into a railcar management agreement with ARI First LLC and on October 7, 2004, we entered into a railcar management agreement with ARI Third LLC. ARI First LLC and ARI Third LLC are wholly owned subsidiaries of ARL that hold railcars forming a portion of the railcar lease fleet owned by ARL and its subsidiaries. Under these railcar management agreements, we provided ARI First and ARI Third with marketing, leasing, administration, maintenance, recordkeeping and insurance services for the railcars owned by ARI First and ARI Third. ARI First and ARI Third paid us a monthly management fee, based upon the number of railcars covered, and reimbursed us for all costs incurred in performing these services. We assigned this agreement to ARL effective June 30, 2005.

ACF Administration Agreement.  On July 20, 2004, we entered into an ACF administration agreement with ACF and ARL. Under this agreement, ACF agreed to provide us with railcar management services which we were required to provide under the management agreements with ARI First LLC and ARI Third LLC described above (except maintenance, insurance and risk management services). In addition, ACF provided us with lease administration services for the railcars owned by ARI First LLC and ARI Third LLC, respectively. Under this agreement, we were required to pay ACF a per railcar monthly fee equal to the per railcar fee that we were receiving under our railcar management agreements with ARI First LLC and ARI Third LLC. This Agreement terminated on March 31, 2005.

ARL Railcar Services Agreement.  On April 1, 2005, we entered into a railcar services agreement with ARL. Under this agreement, ARL provided us with railcar services which we were required to provide to ARI First LLC and ARI Third LLC under our railcar management agreements with ARI First LLC and ARI Third LLC. Under this agreement, we were required to pay ARL all compensation that we received from ARI First LLC and ARI Third LLC under our railcar management agreements with them. This agreement was terminated July 1, 2005 when we assigned our railcar management agreements with ARI First LLC and ARI Third LLC to ARL.

ARL Railcar Servicing Agreement.  On April 1, 2005, we entered into a railcar servicing agreement with ARL. Under this agreement, we provide ARL with substantially the same services that we had previously provided to ACF under our 1994 railcar servicing agreement with ACF described above under “Certain transactions with ACF Industries, LLC — 1994 ACF asset transfer — Railcar servicing agreement,” for railcars that ARL or its affiliates own or manage. Under the agreement with ARL, ARL is required to pay us a monthly fee, based upon the number of railcars covered, plus a charge for labor, components and materials. For materials and components we manufacture, ARL pays us our current market price, and for materials and components we purchase, ARL pays us our purchasing costs plus 15%. For painting, lining and cleaning services, ARL pays the then current market rate. For other labor costs, ARL pays us a fixed hourly fee. We have further agreed that the charges for our services will be on at least as favorable terms as our terms with any other party for similar purposes. The per railcar fees paid to us through September 30, 2005 under the railcar management agreements for ARI First LLC and ARI Third LLC are credited against the amounts due us under the ARL railcar servicing agreement. This agreement extends through June 30, 2006, and is automatically renewable for additional one year periods unless either party gives at least six months prior notice of termination. If we elect to terminate this agreement, we must pay a termination fee of $0.5 million.

ARL Services Agreement.  On April 1, 2005, we entered into a services agreement with ARL. Under this agreement, ARL has agreed to provide us certain information technology services, rent and building services and limited administrative services. The rent and building services includes our use of our headquarters space which is leased by ARL from an affiliate of James J. Unger, our President and Chief Executive Officer. See “Certain transactions involving James J. Unger.” Also under this agreement, we have agreed to provide purchasing and engineering services to ARL. Each party is required to pay the other a fixed annual fee for each of the listed services under this agreement. The total annual fees that we are required to pay ARL for all services that ARL is providing us under this agreement is $2.2 million, and the total annual fees that ARL is required to pay us for all services that we are providing ARL under this agreement is $0.2 million. The annual fees under our services agreements with ARI and ARL were determined in the following manner: first, we allocated for the cost of each department of ARL providing services to us; second, we calculated these costs based on the number of employees providing these services and the attendant cost associated with them; third, we applied the same formula to value the services we provided to ARL; and finally, we calculated the fee allocations relating to rent and building services using an agreed upon percentage of space utilized and headcount between the two companies. Either party may terminate any of these services, and the associated costs for those services, on at least six months prior notice at any time prior to the termination of the agreement on December 31, 2007.

Guarantee of ARI Second LLC Loan Agreement.  On July 20, 2004, ARI Second LLC, a subsidiary of ARL, entered into a loan agreement with HSH Nordbank AG, under which ARI Second borrowed $64.3 million. We guaranteed ARI Second LLC’s obligations under this loan agreement. This loan was repaid in full in October 2004.

ARL Trademark License Agreement.  Effective June 30, 2005, we entered into a trademark license agreement with ARL. Under this agreement, for an annual fee of $1,000, we have granted a nonexclusive, perpetual, worldwide license to ARL to use our common law trademarks “American Railcar” and the “diamond shape” of our ARI logo. ARL may only use the licensed trademarks in connection with the railcar leasing business.

Health and welfare benefit plans

Employees of ARL participate in our 401(k) plan and certain of our health and welfare benefit plans. ARL is responsible for the costs and benefits for its employees under these plans. As part of the ARL Exchange, ARL is in the process of establishing its own 401(k) and health and welfare benefit plans.

CERTAIN TRANSACTIONS INVOLVING OHIO CASTINGS

In February 2003, Castings LLC, a wholly owned subsidiary of ACF Industries Holding Corp., a company beneficially owned and controlled by Mr. Icahn, acquired a one-third ownership interest in Ohio Castings Company, LLC, a joint venture with affiliates of two established railcar industry companies, Amsted Industries, Inc. and The Greenbrier Companies, Inc. Ohio Castings operates two foundries that produce heavy castings. Effective as of January 1, 2005, ACF Industries Holding Corp. transferred its interest in Castings LLC to us for total consideration of $12.0 million, represented by a promissory note bearing an interest rate equal to the prime rate plus 0.5%, payable on demand. In connection with this transfer, we agreed to assume certain, and indemnify all liabilities related to and arising from ACF Industries Holding Corp.’s investment in Castings LLC, including the guarantee of Castings LLC’s obligations to Ohio Castings, the guarantee of bonds in the amount of $10.0 million issued by the State of Ohio to one of Ohio Castings’ subsidiaries, of which $8.0 million was outstanding as of December 31, 2005, and the guarantee of a $2.0 million state loan that provides for purchases of capital equipment, of which $0.8 million was outstanding as of December 31, 2005. The two other partners of Ohio Castings have made similar guarantees of these obligations.

We have entered into supply agreements with an affiliate of Amsted Industries, Inc., an affiliate of one of our Ohio Castings joint venture partners, to purchase up to 25% and 33%, respectively, of the products produced at each of two foundries being operated by Ohio Castings. We pay Castings LLC a fee in connection with those purchases. Our purchases and payments relating to these purchases and fees are set forth above under “— Certain transactions with ACF Industries LLC and American Railcar Leasing LLC — Manufacturing operations.”

CERTAIN TRANSACTIONS WITH MR. ICAHN AND OTHER RELATED ENTITIES

Contribution following 2006 storm damage

Effective April 10, 2006, Mr. Icahn contributed approximately $275,000 of personal funds to us to pay the weekly payroll and fringe benefits of all of our employees working at our Marmaduke, Arkansas facility. This contribution followed the tornado and storm damage that caused us to halt operations at this facility and was intended to cover the period of time before our insurance provided funds for us to continue to pay full wages and benefits to all such employees.

Carl C. Icahn and ARL loans

In October 2004, we advanced Mr. Icahn $165.0 million under a secured promissory note due in 2007 and bearing interest at the prime rate plus 1.75%. At the same time, we borrowed $130.0 million from ARL represented by a promissory note due in 2007 and bearing interest at the prime rate plus 1.5%. In January 2005, we transferred our entire interest in the Icahn note to ARL in exchange for additional common interests in ARL and in satisfaction of our obligations under the ARL note. In 2004 and 2005, we recorded interest income of $2.0 million and $0.8 million, respectively, and interest expense of $1.5 million and $0.6 million, respectively, relating to these notes.

Arnos Corp. note payable

In December 2004, we borrowed $7.0 million from Arnos Corp., a company beneficially owned and controlled by Mr. Icahn, under a promissory note. The note bears interest at the prime rate plus 1.75% (9.0% at December 31, 2005) and is payable on demand. We used a portion of the net proceeds of our initial public offering to repay this loan in full.

Transactions with Vegas Financial Corp.

Purchase of Mandatorily Redeemable Payment-in-Kind Preferred Stock.  We issued to Vegas Financial Corp., a company beneficially owned and controlled by Mr. Icahn, 15,000 shares of our mandatorily redeemable payment-in-kind preferred stock, known as PIK preferred stock, for $15.0 million in June 2002, and 10,000 shares of PIK preferred stock for $10.0 million in June 2003.

Conversion into and Purchase of New Preferred Stock.  In July 2004, Vegas Financial Corp. converted all of its PIK preferred stock, consisting of 95,517.04 shares of PIK preferred stock, representing all of the shares of PIK preferred stock outstanding, into 96,171 shares of our new preferred stock. In addition, Vegas Financial Corp. simultaneously purchased an additional 67,500 shares of new preferred stock for $67.5 million. We used a portion of the net proceeds of our initial public offering to, among other things, redeem all of the outstanding shares and pay all accumulated dividends on our new preferred stock, including those held by Vegas Financial Corp. As a result, Vegas Financial Corp. received $89.2 million of the net proceeds of our initial public offering. See “— Transactions with Carl C. Icahn and entities affiliated with Carl C. Icahn — Redemption of new preferred stock.”

Transactions with Hopper Investments LLC

In 2004, Hopper Investments LLC, a company beneficially owned and controlled by Mr. Icahn, paid $42.5 million for 1,818,976 shares of our Common Stock.

Transactions with Philip Environmental Services Corp.

We engaged Philip Environmental Services Corp., an environmental consulting company beneficially owned and controlled by Mr. Icahn, to provide environmental consulting services to us. In the year ended December 31, 2005 we incurred $0.2 million of expenses associated with that engagement. We have continued to use Philip Environmental Services Corp. to assist us in our environmental compliance.

CERTAIN TRANSACTIONS INVOLVING JAMES J. UNGER

Facilities leasing arrangements

Our headquarters facilities and our Corbitt manufacturing facilities in St. Charles, Missouri are owned by St. Charles Properties, an entity controlled by James J. Unger, our President and Chief Executive Officer. Under two leases dated May 1, 1995 and March 1, 2001, St. Charles Properties leased these facilities to ACF. We reimbursed ACF for our proportionate share of the cost of renting these facilities through April 1, 2005. On that date, ACF assigned the March 1, 2001 lease, covering our Corbitt manufacturing facilities, to us and the May 1, 1995 lease, covering our and ARL’s headquarters facility, to ARL. We continue to maintain our headquarters in the space that has been leased to ARL. Under our services agreement with ARL, we pay ARL $0.5 million per year, which represents the estimate of our proportionate share of ARL’s costs for the space that we use under the lease, including rent and building services. The terms of the underlying leases are as follows.

Under the terms of the lease agreement assigned to ARL, ARL has leased approximately 78,000 square feet of office space. The lease expires on December 31, 2010. Rent is payable monthly in the amount of $25,000. Under the terms of the lease, ARL pays one-tenth of the property tax and insurance expenses levied upon the property. In addition, ARL must pay 17% and 54% of any increase in taxes and property insurances costs, respectively. ARL is also required to repair and maintain the facility at its costs and expense. We use approximately 46% of the office space leased by ARL under this agreement.

Under the terms of the lease agreement assigned to us, we occupy approximately 128,000 square feet of space which we use for our Corbitt manufacturing facility. The lease expires on February 28, 2011 with an option to renew the lease for one successive five-year term. Rent is payable monthly in the amount of $29,763. The maximum monthly rent for the renewal period is $32,442 per month. We are required to pay 27% of all tax increases assessed or levied upon the property and the cost of the utilities we use, as well as repair and maintain the facility at our expense.

In 2002, 2003 and 2004, we incurred $0.8 million of costs to affiliates in each of 2002, 2003 and 2004, under these two leasing arrangements, and in the year ended December 31, 2005, we incurred $0.8 million of such costs.

Industrial revenue bonds

Mr. Unger and his wife owned $0.4 million of the industrial revenue bonds issued by Paragould, Arkansas. Mr. Unger and his wife purchased these bonds at the time of their original issuance on the same terms that all non-affiliated entities purchased the bonds. We used the net proceeds of our initial public offering to repay in full the amounts due under all of our industrial revenue bonds. Mr. Unger and his wife received approximately $0.4 million upon our repayment of the amounts due under the industrial revenue bonds.

Registration Rights

We entered into a registration rights agreement, effective upon the completion of our initial public offering, with certain of our existing stockholders. The stockholders that are party to the new registration rights agreement will have the right to require us, subject to certain terms and conditions, to register their shares of our Common Stock under the Securities Act at any time following expiration of the lock-up period applicable to them. These stockholders collectively will have an aggregate of five demand registration rights, three of which relate solely to registration on a short-form registration statement, such as a Form S-3. In addition, if we propose to register any additional shares of our capital stock under the Securities Act, these stockholders will be entitled to customary “piggyback” registration rights, which will entitle them to include their shares of Common Stock in a registration of our securities for sale by us or by other security holders. In addition, in our letter agreement with James Unger, we have agreed to use commercially reasonable efforts to file a registration statement on Form S-8 with the SEC to cover the registration of 114,286 shares of our Common Stock. We have agreed to include the balance of Mr. Unger’s shares in any registration statement we file on behalf of

Mr. Icahn with regard to the registration for sale of our shares held by Mr. Icahn, provided the contractual restrictions and applicable lock-up period of Mr. Unger’s shares have lapsed. The registration rights granted under the registration rights agreement and Mr. Unger’s letter agreement are subject to customary exceptions and qualifications and compliance with certain registration procedures. Approximately 11.4 million shares of our Common Stock are entitled to the benefits of these registration rights.

Shares Purchased By Certain Related Parties In Our Initial Public Offering

The underwriters reserved up to 5% of the shares of our Common Stock for sale in our initial public offering for purchase by certain related parties through a directed share program. In connection with the directed share program, any of our directors, officers, nominees for election as director or an immediate family member of any of these individuals may have purchased shares of our Common Stock with a value in excess of $60,000.

PERFORMANCE GRAPH

The following graph illustrates the cumulative total stockholder return on our Common Stock during the period from January 20, 2006, the date our Common Stock began trading on the Nasdaq Global Market, through March 31, 2006 and compares it with the cumulative total return on the NASDAQ Composite Index and DJ Transportation Index. The comparison assumes $100 was invested on January 20, 2006 in our Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The performance shown is not necessarily indicative of future performance.

	1/20/2006	1/31/2006	2/28/2006	3/31/2006
ARII	$100.00	$130.14	$146.34	$152.87
Nasdaq Composite Index	$100.00	$102.59	$101.50	$104.10
DJ Transportation Index	$100.00	$105.03	$106.68	$109.85

OTHER MATTERS

Stockholder Proposals and Recommendations for Director

Stockholder proposals for inclusion in the Company’s proxy materials for the Company’s 2007 Annual Meeting of Stockholders must be received by the Company no later than December 31, 2006. These proposals must also meet the other requirements of the rules of the Securities and Exchange Commission and the Company’s By-laws relating to stockholder proposals.

Stockholders who wish to make a proposal at the Company’s 2007 Annual Meeting — other than one that will be included in the Company’s proxy materials — should notify the Company no later than March 21, 2007. If a stockholder who wishes to present such a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

Stockholders may make recommendations to the Board of Directors of candidates for its consideration as nominees for director at the Company’s 2007 Annual Meeting of Stockholders by submitting the name, qualifications, experience and background of such person, together with a statement signed by the nominee in which he or she consents to act as such, to the Board of Directors, c/o Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301. Notice of such recommendations should be submitted in writing not later than 90 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information and conform to certain requirements set forth in the Company’s Bylaws. The letter of recommendation from one or more stockholders should state whether or not the person(s) making the recommendation has beneficially owned 5% or more of the Company’s Common Stock for at least one year. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with these procedures or in the Company’s Bylaws.

Stockholder Communications With Directors

Stockholders may contact the Board of Directors of the Company by writing to them c/o Investor Relations, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301. All communications addressed to the Board of Directors will be delivered to the Board of Directors. If stockholders desire, they may contact individual members of the Board of Directors, our independent directors as a group, or a particular committee of the Board of Directors by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate Director(s).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10 percent of our Common Stock to file initial reports of their ownership and changes in ownership of our Common Stock with the SEC.

To the best of the Company’s knowledge, based solely on a review of reports furnished to it and written representations from reporting persons, each person who was required to file such reports complied with the applicable filing requirements during 2005.

Report On Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission, including financial statements, was included with the Annual Report mailed to each stockholder with this Proxy Statement. Stockholders may obtain without charge another copy of the Form 10-K, excluding certain exhibits, by writing to the Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, the sections of the proxy statement entitled “Report of the Audit Committee” and “Performance Graph” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Other Business

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting.

It is important that proxies be returned promptly. Therefore, stockholders are urged, regardless of the number of shares owned, to date, sign and return the enclosed proxy in the enclosed business reply envelope.

By Order of the Board of Directors

/s/  Michael Obertop
Michael Obertop,
Secretary

May 5, 2006
St. Charles, Missouri

Appendix A

AMERICAN RAILCAR INDUSTRIES, INC.
AUDIT COMMITTEE CHARTER
ADOPTED ON JANUARY 12, 2006

I.	PURPOSE

The primary functions of the Audit Committee (the “Committee”) are to assist the Board of Directors of American Railcar Industries, Inc. (the “Company”) with the oversight of (i) the Company’s accounting and financial reporting processes and audits of the Company’s financial statements and (ii) the qualifications, independence, appointment, retention, compensation and performance of the Company’s registered public accounting firm.

The term “registered public accounting firm” as used herein shall mean any public accounting firm registered with the Public Company Accounting Oversight Board (the “Accounting Board”) under Section 102 of the Sarbanes-Oxley Act of 2002 that performs the auditing function for the Company.

Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. It is not the duty of the Committee to conduct audits, to establish and maintain disclosure controls and procedures and internal controls over financial reporting, or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of Company management, and subject to audit by the Company’s registered public accounting firm.

II.	EFFECTIVE DATE, COMPOSITION AND INDEPENDENCE

This Charter shall become effective upon the effective date (the “Effective Date”) of the Company’s registration statement of its Common Stock on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Subject to any permitted exceptions, exemptions and phase-in compliance periods of the stock exchange or stock market on which the Company’s shares of common stock are traded or quoted, the Committee shall consist of three or more directors of the Company, as the Board of Directors may determine, each of whom shall meet the independence and other qualification requirements of the Exchange Act, the rules and regulations thereunder and the applicable rules of the stock exchange or stock market on which the Company’s securities are traded or quoted. Consistent with the applicable exceptions, exemptions and phase-in periods, the Committee only shall be required to include: (i) one independent director during the 90 day period following the Effective Date; and (ii) a majority of independent directors thereafter until the first anniversary of the Effective Date. At least one of the Committee members must satisfy the financial sophistication requirements of the listing standards of the Nasdaq Stock Market, and the Committee shall use diligent efforts to assure that at least one member qualifies as an “audit committee financial expert,” as defined by rules of the Securities and Exchange Commission (“SEC”).

III.	MEETINGS AND PROCEDURES

The Audit Committee shall meet at least once every fiscal quarter. The Committee may request that members of management, representatives of the registered public accounting firm and others attend meetings and provide pertinent information, as necessary. In order to foster open communications, the Committee shall meet at such times as it deems appropriate or as otherwise required by applicable law, rules or regulations in separate executive sessions to discuss any matters that the Committee believes should be discussed privately.

Committee meetings will be governed by the quorum and other procedures generally applicable to meetings of the Board under the Company’s By-laws, unless otherwise stated by resolution of the Board of Directors.

IV.	RESPONSIBILITIES AND DUTIES

A.	General Matters

1. The Committee, in its capacity as a committee of the Board of Directors, shall be directly responsible for the appointment, compensation, retention (including termination) and oversight of the work of the registered public accounting firm (including resolution of disagreements between management and the registered public accounting firm regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The registered public accounting firm shall report directly to and be accountable to the Committee.

2. To the extent required by applicable law, rules and regulations, the Committee shall pre-approve all auditing services and non-audit services (including the fees and terms thereof) permitted to be provided by the Company’s registered public accounting firm contemporaneously with the audit, subject to certain de minimus exceptions for permitted non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which shall be approved by the Committee prior to the completion of the audit.

3. The Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties. The Committee shall determine the extent of funding to be provided by the Company for payment of (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any independent counsel and other advisers retained to advise the Committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

4. The Committee may form subcommittees consisting of one or more members and delegate to such subcommittees authority to perform specific functions, including without limitation pre-approval of audit and non-audit services, to the extent permitted by applicable law, rules and regulations.

B.	Oversight of the Company’s Relationship with the Auditors

With respect to any registered public accounting firm that proposes to perform audit services for the Company, the Committee shall:

1. On an annual basis, review and discuss all relationships the registered public accounting firm has with the Company in order to consider and evaluate the registered public accounting firm’s continued independence. In connection with its review and discussions, the Committee shall: (i) ensure that the registered public accounting firm submits to the Committee a formal written statement (consistent with the Accounting Board independence standards as then in effect) delineating all relationships and services that may impact the objectivity and independence of the registered public accounting firm; (ii) discuss with the registered public accounting firm any disclosed relationship, services or fees (audit and non-audit related) that may impact the objectivity and independence of the registered public accounting firm; (iii) review the registered public accounting firm’s statement of the fees billed for audit and non-audit related services, which statement shall specifically identify those fees required to be disclosed in the Company’s annual proxy statement; (iv) satisfy itself as to the registered public accounting firm’s independence; and (v) obtain and review a report by the registered public accountants describing their internal quality control procedures and any material issues raised by the most recent internal quality review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years and any steps taken to deal with such issues.

2. Ensure the rotation of the lead (or coordinating) audit partner and other significant audit partners as required by applicable law, rules and regulations.

3. Establish clear hiring policies for employees or former employees of the registered public accounting firm proposed to be hired by the Company that meet applicable SEC regulations and stock exchange listing standards. In addition, on an annual basis, confirm that the registered public accounting firm is not disqualified from performing any audit service for the Company due to the fact that any of the

Company’s chief executive officer, chief financial officer, controller, chief accounting officer (or a person serving in an equivalent position) was employed by that registered public accounting firm and participated in any capacity in the audit of the Company during the one-year period preceding the date of the initiation of the audit of the current year’s financial statements.

4. Establish with the registered public accounting firm the scope and plan of the work to be performed by the registered public accounting firm as part of the audit for the fiscal year.

C.	Financial Statements and Disclosure Matters

With respect to the Company’s financial statements and other disclosure matters, the Committee shall:

1. Review and discuss with management and the registered public accounting firm the Company’s quarterly financial statements.

2. Review and discuss with management and the registered public accounting firm the Company’s annual audited financial statements and the report of the registered public accounting firm thereon.

3. Review and discuss all material correcting adjustments identified by the registered public accounting firm in accordance with generally accepted accounting principles and SEC rules and regulations that are reflected in each annual and quarterly report that contains financial statements, and that are required to be prepared in accordance with (or reconciled to) generally accepted accounting principles under Section 13(a) of the Exchange Act and filed with the SEC.

4. Review and discuss all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that have or are reasonably likely to have a current or future effect on financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, which are required to be disclosed in response to Item 303, Management’s Discussion and Analysis of Financial Condition and Results of Operation, of Regulation S-K.

5. Discuss with management and the registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any judgments about the quality, appropriateness and acceptability of the Company’s accounting principles, significant changes in the Company’s selection or application of accounting principles and any other significant changes to the Company’s accounting principles and financial disclosure practices that are suggested by the registered public accounting firm or management.

6. Review with management, the registered public accounting firm and the Company’s counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including significant changes in accounting standards or rules as promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities with relevant jurisdiction.

7. The review and discussions hereunder with respect to audits performed by the registered public accounting firm shall include the matters required to be discussed by the Accounting Board auditing standards then in effect. These matters would include the auditor’s responsibility under generally accepted auditing standards, the Company’s significant accounting policies, management’s judgments and accounting estimates, significant audit adjustments, the auditor’s responsibility for information in documents containing audited financial statements (e.g., MD&A), disagreements with management, consultation by management with other accountants, major issues discussed with management prior to retention of the auditor and any difficulties encountered in the course of the audit work.

8. Receive and review all other reports required under the Exchange Act to be provided to the Committee by the registered public accounting firm including, without limitation, reports on (i) all critical accounting policies and practices used by the Company, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm, and (iii) all other material written communications between the registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.

9. Following completion of its review of the annual audited financial statements, recommend to the Board of Directors, if appropriate, that the Company’s annual audited financial statements and the report of the registered public accounting firm thereon be included in the Company’s annual report on Form 10-K filed with the SEC.

10. Prepare the Audit Committee report required by the SEC to be included in the Company’s annual proxy statement and any other Committee reports required by applicable laws, rules and regulations.

D.	Internal Controls and Compliance Matters

With respect to the Company’s internal controls over financial reporting and compliance matters:

1. When applicable, review and assess any disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Company’s Forms 10-K and Forms 10-Q about any significant deficiencies in the design or operation of internal controls over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls over financial reporting.

2. When applicable, review and discuss with management and the registered public accounting firm any major issues as to the adequacy of the design or operation of the Company’s internal controls over financial reporting, any special steps adopted in light of significant deficiencies or material weaknesses therein and the adequacy of disclosures about changes in internal controls over financial reporting.

3. When applicable, review and discuss with management and the registered public accounting firm management’s annual assessment of the Company’s internal controls over financial reporting and the registered public accounting firm’s attestation report thereon.

4. Establish and review procedures within the time period required by applicable law, rules and regulations for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

E.	Other Miscellaneous Matters

The Committee shall also have responsibility to:

1. Review and discuss the Company’s practices regarding earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

2. Review and discuss all corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

3. Review and approve all related-party transactions (i.e., those transactions required to be disclosed in response to Item 404, Certain Relationships and Related Transactions, of Regulation S-K) for potential conflict of interest situations on an ongoing basis, unless otherwise delegated to another committee of the Board of Directors consisting solely of independent directors.

4. If required by applicable law, rules or regulations, review and approve (i) the adoption of, and any change to or waiver of, the Company’s code(s) of business conduct and ethics applicable to directors, senior financial officers (including the principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions) or employees, and (ii) any disclosure made in the manner permitted by SEC rules that is required to be made regarding such change or waiver, unless these duties are otherwise delegated to another committee of the Board of Directors.

5. Review and discuss with management and the registered public accounting firm the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies).

6. Review with management and the registered public accounting firm the sufficiency in number and the quality of financial and accounting personnel of the Company.

7. Review and reassess the adequacy of this Charter annually and recommend to the Board any changes or amendments the Committee deems appropriate.

8. Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board deems necessary or appropriate.

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AMERICAN RAILCAR INDUSTRIES, INC.
100 CLARK STREET
ST. CHARLES, MISSOURI 63301
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of American Railcar Industries, Inc., a Delaware corporation (the “Company”), hereby appoints Vincent J. Intrieri and Michael F. Obertop, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Doubletree Guest Suites, Times Square, 1568 Broadway (47th Street and 7th Avenue), New York, NY 10036, on Thursday, June 8, 2006 at 1:00 P.M., local time, and at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Annual Meeting of Stockholders in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.
(Continued and to be signed on the reverse side.)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

AMERICAN RAILCAR INDUSTRIES, INC.

June 8, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
The Board of Directors recommends a vote FOR the election of the nominees as directors.
1. The election as directors of all nominees listed below:					2. The transaction of such other business as may properly come before the Annual Meeting or adjournment thereof.
NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Carl C. Icahn James J. Unger		THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
		¡	Vincent J. Intrieri
☐	WITHHOLD AUTHORITY	¡	Keith Meister		This proxy will be voted as specified or, where no direction is given, will be voted FOR all nominees listed in Proposal No. 1.
	FOR ALL NOMINEES	¡	Jon F. Weber
		¡	James M. Laisure
☐	FOR ALL EXCEPT (See instructions below)	¡	James C. Pontious		The undersigned stockholder hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and hereby revokes any proxy or proxies previously given. This proxy may be revoked at anytime prior to its exercise.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					Please complete, date, sign and mail this proxy promptly in the enclosed postage-prepaid envelope.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■